Exhibit 10.1
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
of
MOUNTAIN STATE CARBON, LLC
a Delaware Limited Liability Company
dated as of September 29, 2005
between
WHEELING-PITTSBURGH STEEL CORPORATION
and
SNA CARBON, LLC

Table of Contents

ARTICLE I General Provisions	2
1.1 Formation and Maintenance	2
1.2 Name	2
1.3 Purpose; Business; Power	2
1.4 Principal Executive Office	3
1.5 Filings; Agent for Service of Process	3
1.6 Title to Property	4
1.7 Payments of Individual Obligations	4

ARTICLE II Ancillary Agreements and Other Covenants	4
2.1 Ancillary Agreements	4
2.2 Breach of Coke Supply Agreements	6
2.3 Shuttering WPSC’s Blast Furnace	7
2.4 Additional Refurbishments	7
2.5 Exclusive Right to Deal with Operational Contracts	7
2.6 EAF PTI Permits	8
2.7 Competition	8
2.8 Standstill	8
2.9 Insurance	9

ARTICLE III Membership Interest Voting Capital Stock Interests Non-Voting Capital Stock Interests and Capital Contributions	9
3.1 Membership Interest	9
3.2 Initial Capital Contributions	10
3.3 Potential Valuation Adjustment	10
3.4 WPSC Committed Capital Contributions	10
3.5 SCL Committed Capital Contributions	10
3.6 Accelerated Committed Capital Contributions; Joint Committed Capital Contributions	11
3.7 Working Capital Loans	11
3.8 Additional Capital Contributions	13
3.9 Procedures for Capital Contributions and Working Capital Loans	13
3.10 Committed Contributions; Failure to Make Capital Contributions; Remedies	13
3.11 Minimum WPSC Voting Capital Stock Interests	18
3.12 Capital Accounts	18
3.13 Company Funds	18
3.14 Loans	18
3.15 Member Liability	19
3.16 Capital Expenditure Account	19
3.17 Other Matters	19

ARTICLE IV Allocation of Profits and Losses	20
4.1 Profits and Losses	20
4.2 Regulatory Allocations; Issuance Items	20
4.3 Curative Allocations	22

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4.4 Loss Limitations	22
4.5 Other Allocation Rules	23
4.6 Tax Allocations: IRC Section 704(c)	23

ARTICLE V Distributions	23
5.1 Tax Distributions	23
5.2 Reimbursement	24
5.3 Distributions of Excess Cash	24
5.4 Declared Distributions	24
5.5 Loans	24
5.6 Withholding	24

ARTICLE VI Management of the Company; Board of Managers; Officers	25
6.1 Board of Managers	25
6.2 Chairman	26
6.3 Notice of Board of Managers Meetings; Location; Waiver of Notice; Observers	26
6.4 Quorum; Meetings; Voting; Proxies; Written Action	26
6.5 Matters Requiring Action of the Board of Managers	27
6.6 Actions Not Requiring Board Approval; Priority; Ancillary Agreements	28
6.7 Actions Requiring Board Supermajority Approval	28
6.8 Limitations on Supermajority Approval	29
6.9 Special Manager Approvals Concerning Certain Related Party Matters	29
6.10 No Individual Authority	30
6.11 Officers	30
6.12 Management Agreement; Operating Agreement	32

ARTICLE VII Accounting; Books and Records; Taxes	32
7.1 Books; Place; Access	32
7.2 Governing Operating Guidelines	33
7.3 Business Plan	33
7.4 Operating Budget	33
7.5 Refurbishment Plan	33
7.6 Capital Expenditure Budget	34
7.7 Non-Recurring Maintenance Expenditure Budget	34
7.8 Independent Accountants; Legal Counsel	34
7.9 Audits	34
7.10 Financial Information	35
7.11 Inspection Rights	36
7.12 Tax Returns and Information	37
7.13 Tax Status	37
7.14 Operating Policies	38

ARTICLE VIII Restrictions on Transfers of a Membership Interest	38
8.1 Bundled Interests; No Separation of Bundled Interests; Prohibition on Transfers; Withdrawals	38
8.2 Permitted Transfers to U.S. and Canadian Group Affiliates	39
8.3 Sale of Direct or Indirect Parent; Call Right	40

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8.4 Permitted Transfers Upon a Change of Control	41
8.5 Right of First Refusal	41
8.6 Limitations on Transfers in Certain Circumstances	42
8.7 Collateral Security	42
8.8 Equitable Remedy	43
8.9 Divisibility	43

ARTICLE IX Dissolution And Winding Up	43
9.1 Term	43
9.2 Dissolution	43
9.3 Certification of Cancellation	43
9.4 Winding Up	43
9.5 Deficit Capital Account	44
9.6 Termination of the Company	44
9.7 Rights of Members	45

ARTICLE X Representations and Warranties	45
10.1 Joint	45
10.2 SCL	46
10.3 WPSC	47
10.4 Survival	47

ARTICLE XI Indemnification; Exculpation	47
11.1 Indemnification of the Members, Etc.	47
11.2 Reimbursement and Indemnity	48
11.3 Exculpation	48
11.4 Advancement of Expenses	48
11.5 Environmental Indemnification	48
11.6 No Duplication; Unjust Enrichment	52

ARTICLE XII Confidentiality	52
12.1 Confidentiality Obligation	52
12.2 Exception to Disclosure	53
12.3 Enforcement Against Recipient’s Representatives	53
12.4 Enforcement	53
12.5 Return of Confidential Information	53
12.6 Electronic Files	53
12.7 Use After Termination	54
12.8 Survival	54

ARTICLE XIII Dispute Resolution	54
13.1 Dispute Resolutions Generally	54
13.2 Negotiations	54
13.3 Mediation	55
13.4 Confidentiality	56
13.5 Arbitration	56
13.6 Joinder in Arbitration	58

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13.7 Agreed Location	58
13.8 Equitable Relief	58
13.9 Continued Performance	58

ARTICLE XIV Definitions; Construction	59
14.1 Definitions	59
14.2 Construction	70

ARTICLE XV Miscellaneous	70
15.1 Governing Law	70
15.2 Nature of Relationship; Agency	70
15.3 Due Notice	71
15.4 Force Majeure	72
15.5 Further Assurances	72
15.6 Waiver	73
15.7 Entire Agreement	73
15.8 Consideration	73
15.9 Modification	73
15.10 Assignment; Successors	73
15.11 No Third Party Rights	73
15.12 Severability	73
15.13 Currency	74
15.14 Counterparts	74
15.15 Survival	74

[Exhibits and schedules have been omitted and will be furnished upon request.]

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MOUNTAIN STATE CARBON, LLC
     This is the Limited Liability Company Agreement of MOUNTAIN STATE CARBON, LLC, a Delaware limited liability company (the “Company”), dated and effective as of 12:01 a.m. on the ___day of September, 2005, by and between WHEELING-PITTSBURGH STEEL CORPORATION, a corporation formed under the laws of the State of Delaware, U.S.A., with its principal place of business at 1134 Market Street, Wheeling, West Virginia 26003, U.S.A. (hereinafter, “WPSC”), and SNA CARBON, LLC, a Delaware limited liability company, with its principal place of business at 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan 48121 (hereinafter “SCL”), a wholly owned subsidiary of SEVERSTAL NORTH AMERICA, INC., a corporation formed under the laws of the State of Delaware, U.S.A., with its principal place of business at 3001 Miller Road, P.O. Box 1699, Dearborn, Michigan 48121 (hereinafter, “SNA”).
     WPSC has owned and operated steel manufacturing facilities located in Ohio, Pennsylvania and West Virginia for more than eighty years. SCL is an Affiliate of SNA which owns and operates steel manufacturing facilities located in Dearborn, Michigan.
     WPSC’s four coke batteries located in Follansbee, West Virginia along the Ohio River and opposite WPSC’s steel manufacturing facility in Jefferson County, Ohio produce high grade coke. These batteries must be refurbished in order to remain productive and compliant with existing and foreseeable regulations. WPSC developed a refurbishment plan for these coke batteries and has begun implementation of that plan (which is attached as Exhibit P to this Agreement). After refurbishment, WPSC’s four coke batteries will produce more coke than WPSC anticipates that it will need for its steel manufacturing operations in Ohio.
     As of the date of this Agreement, there is a shortage of high grade coke available for use in steel manufacturing facilities in the United States. The steel manufacturing facilities of SCL’s Affiliate do not manufacture coke, and SCL’s Affiliates desire a dedicated source of high grade coke. WPSC and SCL believe that the combination of WPSC’s coke facilities and financial contributions by SCL and WPSC for the refurbishment and operation of WPSC’s coke batteries will be mutually beneficial.
     WPSC and SCL have formed the Company to own and refurbish WPSC’s coke batteries and manufacture and sell the coke produced by those batteries for their respective benefit. WPSC is contributing some cash and its coke producing batteries and related facilities and assets located in Follansbee, West Virginia and in Steubenville, Ohio to the Company, and SCL is contributing cash to the Company, all on the date of this Agreement. Each of WPSC and SCL is also committing to contribute additional cash to the Company for the purposes of operating and maintaining the Coke Facilities and refurbishing the coke batteries. WPSC will continue to operate and manage the operations of the Coke Facilities and provide certain additional services to the Company under separate operating and management contracts. The Company will continue the delivery of coke oven gases from the coke batteries and will deliver steam from its boilers, when it is fully operational, to WPSC’s steel facilities in Jefferson County, Ohio under a separate supply contract. The Company will also sell coke to WPSC and SCL under separate supply contracts. These and other related agreements are contained in the Ancillary Agreements identified below and are integrally related to the formation and operation of the Company.
     Each of WPSC and SCL is receiving on the date of this Agreement 50% of the outstanding Shares of Voting Capital Stock Interests of the Company which gives it the power to vote in the election of the Managers of the Board of Managers. As a result, each of WPSC and SCL shall have the power to vote in the election of two of the four Managers of the Board of Managers. Each of WPSC and SCL is also receiving on the date of this Agreement Shares of Non-Voting Capital Stock Interests of the Company. The Non-Voting Capital Stock Interests of the Company do not give the holder the power to vote in the election of the Managers of the Board of Managers. The Non-Voting Capital Stock Interests of the Company contain all of the non-voting economic limited liability company interests of the Members in the Company.
     The Company was formed by WPSC on January 18, 2005 under the name NewCo Coke, LLC for the purpose of taking preliminary actions in anticipation of being capitalized by WPSC and SCL. This Agreement completely amends and restates the Limited Liability Company Agreement of the Company dated January 18, 2005.
     Certain capitalized terms used in this Agreement are defined in Article XIV, below. Such terms are integral to this Agreement.
     WPSC and SCL hereby agree as set forth in this Agreement.
ARTICLE I
General Provisions
          1.1 Formation and Maintenance. The Company was formed as a Delaware limited liability company pursuant to the Act upon the filing of the Certificate of Formation of the Company (the “Certificate”) with the Secretary of State of the State of Delaware on January 18, 2005 under the name NewCo Coke, LLC. The Company changed its name to Mountain State Carbon, LLC on May 13, 2005. The Members shall maintain the Company as a limited liability company under and pursuant to the Act and this Agreement. Except as provided in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution, winding up and termination of the Company shall be governed by the Act.
          1.2 Name. The name of the Company is “Mountain State Carbon, LLC” and all Business shall be conducted in such name.
          1.3 Purpose; Business; Power.
          a. Purpose. Subject to and in accordance with this Agreement, the purposes of the Company shall be to own and engage in the Business.
          b. Business. “Business” means the business of owning and operating the Coke Facilities, refurbishing the Coke Batteries, selling coke manufactured by the Coke Batteries to the Members and third parties, procuring raw materials and supplies, including coal, for manufacturing coke at the Coke Facilities, selling and delivering steam and coke oven gas to WPSC, accumulating and selling other byproducts to third parties, entering into and performing all of the obligations of, and activities available to, the Company under this Agreement and the Ancillary Agreements and engaging in all activities, operations and transactions necessary, advisable, appropriate, related or incidental to any or all of the foregoing.
          c. Powers. The Company shall have the power and authority, whether or not enumerated in the Act, to own and engage in the Business and to take such actions as may be necessary, advisable, proper, convenient, incidental or appropriate in connection with owning and engaging in the Business. In the exercise of such power and authority, the Company may enter into, make and perform all contracts and other undertakings and engage in all activities and transactions as may be necessary, advisable, proper, convenient, incidental or appropriate to conduct the Business, including (i) engaging WPSC to operate and maintain the Coke Facilities and manage the operations and maintenance of the Coke Facilities, (ii) procuring raw materials and supplies, including coal, necessary to operate the Coke Facilities, (iii) engaging in executive, administrative and operational activities that support the operations of the Coke Facilities and the management of the operations and maintenance of the Coke Facilities, including obtaining financing, approving any Business Plan, Operating Budget, Refurbishment Plan, Capital Expenditure Budget or Non-Recurring Maintenance Expenditure Budget, (iv) engaging in those activities reserved for the Company in the Management Agreement and the Operating Agreement, (v) managing and taking any and all actions available to the Company under this Agreement or any Ancillary Agreement, (vi) engaging in all related activities with third parties (including vendors, suppliers, taxing authorities and regulatory authorities), and (vii) performing all other administrative, executive and management functions related to the Business. The taking of any actions by the Managers or Officers in exercise of these powers shall be deemed conclusive evidence to any third party that such action is necessary, advisable, proper, convenient, incidental or appropriate to the conduct of the Business.
          d. Acknowledgement. Concurrently herewith, the Company and WPSC have entered into the Management Agreement and the Operating Agreement pursuant to which the Company has engaged WPSC to manage and operate the Coke Facilities.
          1.4 Principal Executive Office. The principal executive office of the Company shall be located in such place as determined by the Board of Managers, and the Board of Managers may change the location of the principal executive office of the Company to any other place, within or without the State of Delaware, upon ten (10) days prior notice to each of the Members, provided that such principal executive office shall be located in the United States. The initial principal executive office of the Company shall be located at 1134 Market Street, Wheeling, West Virginia 26003, U.S.A. The Board of Managers may establish and maintain such additional offices and places of Business, within or outside of the State of Delaware, as it deems appropriate.
          1.5 Filings; Agent for Service of Process.
          a. Filings. The Board of Managers shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware. The Board of Managers shall cause amendments to the

Certificate to be filed whenever required by the Act. The Members shall be provided with copies of each document filed or recorded as contemplated by this Section promptly following the filing or recording thereof.
          b. Certificate. The Board of Managers shall cause to be filed an original or amended Certificate and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other states or jurisdictions in which the Company engages in business.
          c. Registered Agent. The registered agent for service of process on the Company shall be Corporation Service Company or any successor as appointed by the Board of Managers in accordance with the Act. The registered office and statutory agent in Delaware shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.
          1.6 Title to Property. No Member shall have any ownership interest in its individual name or right in any real or personal property owned, directly or indirectly, by the Company, and each Member’s Membership Interest shall be personal property for all purposes. The Company shall hold all of its real and personal property in the name of the Company or its nominee and not in the name of any Member.
          1.7 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.
ARTICLE II
Ancillary Agreements
and Other Covenants
          2.1 Ancillary Agreements.
          a. Ancillary Agreements Identified. The Company has entered or will enter into the following agreements (the “Ancillary Agreements”):
          i. Contribution Agreement. A Contribution Agreement in the form attached as Exhibit A (the “Contribution Agreement”) pursuant to which WPSC shall contribute the Contributed Assets and assign the Contributed Liabilities to the Company.
               A. “Contributed Assets” means WPSC’s coke producing batteries and related facilities and related assets located at its facilities in Follansbee, West Virginia, and Steubenville, Ohio, including certain land, equipment, parts and supplies, inventories, installation and operating permits and licenses and contracts (including byproducts sales agreements), all of which are described therein (the “Contributed Assets”);
               B. “Contributed Liabilities” means accounts payable (other than for coal, services and other items consumed prior to the date of this Agreement) and certain other liabilities related to the contracts and permits included in the Contributed Assets, all of which are described therein (the “Contributed Liabilities”);
          ii. Easement Agreement. An Easement Agreement between WPSC and the Company in the form attached as Exhibit B (the “Easement Agreement”).
          iii. Gas and Steam Supply Agreement. A Gas and Steam Supply Agreement between WPSC and the Company in the form attached as Exhibit C (the “Gas and Steam Supply Agreement”).
          iv. Management Agreement. A Management Agreement between WPSC and the Company in the form attached as Exhibit D (the “Management Agreement”).
          v. Operating Agreement. An Operating Agreement between WPSC and the Company in the form attached as Exhibit E (the “Operating Agreement”).
          vi. Coke Supply Agreement with WPSC. A Coke Supply Agreement between the Company and WPSC in the form attached as Exhibit F (the “WPSC Coke Supply Agreement”).
          vii. Coke Supply Agreement with SCL. A Coke Supply Agreement between the Company and SCL in the form attached as Exhibit G (the “SCL Coke Supply Agreement”).
          viii. Promissory Notes. Promissory Notes of the Company to SCL and WPSC in the form attached as Exhibit H (the “Promissory Notes”).
          ix. Guaranty. A Guaranty Agreement between the Company and SNA in the form attached as Exhibit I (the “Guaranty Agreement”).
          x. Temporary Supply Agreement. A Temporary Supply Agreement between WPSC and the Company in the form of Exhibit J.
          xi. Security Agreement with WPSC. A Security Agreement between WPSC and the Company in the form of Exhibit K (the “WPSC Security Agreement”).
          xii. Security Agreement with SCL. A Security Agreement between SCL and the Company in the form of Exhibit L (the “SCL Security Agreement”).
          xiii. Intercreditor Agreement. An Intercreditor Agreement between SCL, WPSC and the Company in the form of Exhibit M (the “Intercreditor Agreement”).
          xiv. Deposit Account Control Agreement. A Deposit Account Control Agreement between SCL, WPSC and the Company in the form of Exhibit N (the “Deposit Account Control Agreement”).
          xv. Other Agreements. Other agreements between the Company and a Member, as the Company and the Members may unanimously agree.

          b. Independent Agreements. The Ancillary Agreements are independent agreements and are not incorporated herein by reference. Neither Member shall be a third party beneficiary of any Ancillary Agreement to which it is not a party unless expressly provided therein and only to the extent provided therein. All Ancillary Agreements, and all individual references to each specific Ancillary Agreement identified above, shall mean such agreements and documents as they shall from time to time be amended, supplemented or replaced. Except as otherwise expressly provided herein, any conflict between any provision in the Ancillary Agreements and this Agreement shall be resolved in favor of this Agreement, subject to resolution of such conflict on its merits based on the reasonably likely intentions of the Members.
          c. Certain Ancillary Agreements Bundled with Membership Interest. Except as provided herein (including effecting rights of first refusals and redemption and put/call rights where Membership Interest may be separated from the rights and obligations under the Coke Supply Agreements and other Bundled Interests), the rights and obligations of a Member under certain Ancillary Agreements may not be transferred without a contemporaneous transfer of such Member’s Membership Interest and rights and obligations under other Ancillary Agreements, as provided in Article VIII. A termination or transfer of a Member’s Membership Interest shall not terminate its rights or obligations under an Ancillary Agreement, and a termination or transfer of a Member’s rights and obligations under an Ancillary Agreement shall not terminate such Member’s Membership Interest, and (unless otherwise expressly provided) the rights and obligations of each Member under this Agreement and the Ancillary Agreements shall continue.
          2.2 Breach of Coke Supply Agreements. The Company’s remedies at law would be inadequate in the case of any material breach of the WPSC Coke Supply Agreement by WPSC or the SCL Coke Supply Agreement by SCL. In addition to, and not in lieu of, any other rights or remedies the Company may have under this Agreement or a Coke Supply Agreement, at law or in equity, upon a payment default by a Member of the Coke Supply Agreement to which it is a party that is not cured within fifteen (15) calendar days after written notice thereof to such Member (the “Breaching Member”), the Company may elect, but shall not be required, to redeem and purchase a portion of the Breaching Member’s Non-Voting Capital Stock Interests at a purchase price equal to the amount of the payment default. The Company may offset the payment default receivable as payment for such Breaching Member’s Non-Voting Capital Stock Interests. If the Company makes such redemption in accordance with the foregoing provisions, the Breaching Member’s Non-Voting Capital Stock Interest percentage shall be decreased by the absolute value of one percent (1.00%) for each $1,800,000 of payment default (or proportionate part thereof). The non-Breaching Member’s Non-Voting Capital Stock Interest percentage shall be increased by the same amount that the Breaching Member’s Non-Voting Capital Stock Interest is decreased. (For example, if each Member’s Non-Voting Capital Stock Interest percentage is equal to 50% prior to payment default, and a payment default equal to $3,600,000 occurs which is offset against the Breaching Member, then the Breaching Member’s Non-Voting Capital Stock Interest percentage shall be reduced by two percent (2.00%) to equal 48%, and the Non-Breaching Member’s Non-Voting Capital Stock Interest percentage shall be increased by two percent (2.00%) to equal 52%). The election set forth in the immediately preceding sentence shall be in writing and may be made at any time during the 180-day period after delivery of the written notice of breach identified above; provided, however, that the Company’s right to make such election shall terminate if the Breaching Member cures its breach prior to its receipt of the Company’s written election notice. A redemption shall be charged against the Breaching Member’s Capital Account. The remedy of the Company set forth in this Section shall be exercised solely by a Manager elected by the non-Breaching Member. The remedy set forth in this Section shall not be available at any time during which both Members are in material breach of their Coke Supply Agreement or if the non-Breaching Member is in material breach of this Agreement. Notwithstanding anything else herein to the contrary, the non-Breaching Member may make capital contributions or make or arrange for loans to the Company to fund such purchase or to cover the Company’s cash needs resulting from the Breaching Member’s breach. If such Member makes such capital contribution, then, in addition to the adjustment provided in this Section, such capital contribution shall be treated as a Deficiency Contribution and the Non-Voting Capital Stock Interests of both Members shall be automatically adjusted according to Section 3.10(h).
          2.3 Shuttering WPSC’s Blast Furnace. If WPSC shutters its blast furnace production of steel located in Mingo Junction, Ohio, WPSC shall (a) continue to operate the Coke Facilities pursuant to the terms of the Management Agreement and the Operating Agreement, (b) continue to hold its Membership Interest and elect Managers, and (c) satisfy the terms and conditions of the WPSC Coke Supply Agreement and the other Ancillary Agreements to which it is a party.
          2.4 Additional Refurbishments. If, upon the determination of the Board of Managers that the useful lives of the Coke Batteries have expired, which the Parties believe is likely to occur within 12 to 15 years after the date of this Agreement, after the refurbishments currently contemplated by the Refurbishment Plan are completed but prior to such time as shall be required to again refurbish the Coke Batteries without interruption of service, the Board of Managers is unable to reach an agreement with respect to such refurbishment of the Coke Batteries, then WPSC shall have the right at its sole discretion (but not the obligation) to purchase from SCL, and upon exercise of such right SCL shall have the obligation to sell to WPSC, SCL’s Membership Interest for an amount equal to the Company’s Fair Market Value multiplied by SCL’s Non-Voting Capital Stock Interest expressed as percentage. The foregoing right shall be exercised in writing within one hundred eighty (180) days prior to the expiration of the useful lives of the Coke Batteries (as determined in the reasonable judgment of the individual in charge of operations at the Coke Batteries), and closing of such purchase and sale of SCL’s Membership Interest shall occur within one hundred twenty (120) days after the date of such exercise. Payment for SCL’s Membership Interest shall be in cash at closing. Any disputes between the Managers relating to whether the useful lives of the Coke Batteries have expired shall not be subject to the dispute resolution provisions contained in Article XIII, but shall be resolved promptly by an independent engineering firm mutually agreeable and reasonably acceptable to WPSC and SCL. The independent engineering firm shall have substantial experience with respect to coke plant facilities. All fees and expenses for the independent engineering firm shall be split equally between the Members. To the extent that the Members are unable to agree on an independent engineering firm, such firm shall be appointed by the arbitrators pursuant to Section 13.5 of this Agreement.
          2.5 Exclusive Right to Deal with Operational Contracts. Except as set forth in this Section 2.5, so long as WPSC is the manager under the Management Agreement, WPSC shall retain the exclusive right through the Management Agreement to control all communications and relationships with all third parties relating to all Contracts related to the operations of the Company, and, to the extent that the scope of the Management Agreement does not cover such activities, then the Officers shall have such exclusive right. WPSC shall retain this exclusive right even after SCL owns 50% of the Non-Voting Capital Stock Interests. Notwithstanding the foregoing, the Managers elected by SCL shall have the right, but not the obligation, to control all communications and relationships with third parties relating to Contracts related to the operations of the Company to the extent that (a) such Contracts were assigned or transferred by SCL to the Company or (b) the relationship with the third party to the Contract was derived from or initiated by SCL.
          2.6 EAF PTI Permits. As of the date of this Agreement, the Company has no outstanding credits under the Permit to Install and the Facility Title V Permit (each issued by Ohio EPA to WPSC for the construction and operation of the EAF). If the Company hereafter takes any actions that generate such air credits, then the Company will own such credits.
          2.7 Competition. The Members acknowledge that they are competitors in the steel industry. The ownership of a Membership Interest by the Members and the agreements contained in this Agreement and the Ancillary Agreements shall not in any way be deemed to imply that either Member or its Affiliates shall be restricted in any manner from competing with the other Member, its Affiliates or the Company. Notwithstanding anything else in this Agreement or the Ancillary Agreements to the contrary, no provision of this Agreement or the Ancillary Agreements shall restrict, or be interpreted as restricting, the Members or their Affiliates from competing with each other or the Company. The Members agree that under no circumstances shall they disclose to the other Member any pricing information regarding any of their products.
          2.8 Standstill. So long as SCL is a party to this Agreement, SCL shall not, nor shall it permit any of its Affiliates (collectively referred to as, the “SNA Group”), to, directly or indirectly, without the prior written consent of Wheeling-Pittsburgh Corporation (“WPC”), as duly authorized by a majority of WPC’s Board of Directors, do any of the following:
          a. Purchase Securities. Acquire, directly or indirectly, by purchase or otherwise, any debt or equity securities of WPC.
          b. Solicit Proxies. Solicit proxies or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of WPC’s Board of Directors with respect to any matter.
          c. Participate in a Group. Join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of securities, or otherwise become a person within the meaning of Section 13(d) of the Exchange Act.
          d. Solicit Shareholders. Initiate, propose or otherwise solicit shareholders of WPC for the approval of one or more shareholder proposals at any time, or induce or attempt to induce any other person to initiate any shareholder proposal.

          e. Pursue Control. Take any action to acquire or affect control of WPC or to encourage, assist or finance any other person to do so.
          2.9 Insurance. WPSC shall maintain or cause to be maintained the types of insurance against such risks, in such amounts and naming such parties as additional insured, all as are identified on Schedule 2.9 (“Minimum Insurance”) from the date hereof through November 1, 2005, and WPSC shall purchase insurance on the bridge crossing the Ohio River effective on the date of this Agreement (which shall be included in the definition of “Minimum Insurance” as used below). After November 1, 2005, the Company will carry insurance at least as sufficient as the Minimum Insurance, unless the Board of Managers otherwise determines. All policies of insurance shall be maintained with financially sound and responsible insurance companies that are rated A- or better and that carry a minimum size rating of VII as determined by AM Best. Carriers that do not meet this financial requirement can be utilized on placements, subject to the approval of the Board of Managers. All insurance companies currently providing insurance to WPSC shall be deemed to be acceptable through November 1, 2005. All premiums and costs for insurance carried by WPSC for the benefit of the Company shall be charged to the Company as an additional expense under the Management Agreement. Work performed by others on behalf of the Company or the Members related to Company assets shall not commence until a certificate of insurance has been delivered verifying general liability coverage, in such amounts as are usually insured by companies managed in similar businesses, and all forms or types of insurance with respect to their employees that are required by law.
ARTICLE III
Membership Interest
Voting Capital Stock Interests
Non-Voting Capital Stock Interests
and Capital Contributions
          3.1 Membership Interest.
          a. Voting Capital Stock Interests and Non-Voting Capital Stock Interests. Except as otherwise expressly provided in this Agreement, there shall be only two Members of the Company. The initial Members are WPSC and SCL. A Membership Interest consists solely of Voting Capital Stock Interests and Non-Voting Capital Stock Interests. The initial Voting Capital Stock Interests and Non-Voting Capital Stock Interests of the Members as of the date of this Agreement are allocated as follows:

	Voting	Non-Voting
Member	Capital Stock Interest	Capital Stock Interest
WPSC	50% or 50 Shares	72.22% or 72.22 Shares
SCL	50% or 50 Shares	27.78% or 27.78 Shares
          b. Dilution of a Membership Interest. Notwithstanding anything else herein to the contrary, (i) the Voting Capital Stock Interest held by WPSC may not be diluted except in accordance with Section 3.10(j) and Section 8.3(b), (ii) the Voting Capital Stock Interest held by SCL may be diluted solely according to the written election of WPSC in accordance with the express terms of Sections 3.10(j) and 8.3(b), (iii) the Non-Voting Capital Stock Interest of the

Members may be diluted solely according to the express terms of this Agreement, and (iv) the dilution of any Non-Voting Capital Stock Interests shall not by itself dilute any Voting Capital Stock Interests (subject to Section 3.10(j) and Section 8.3(b)).
          3.2 Initial Capital Contributions. On the date of this Agreement, (i) WPSC is contributing to the capital of the Company the Contributed Assets and Contributed Liabilities pursuant to the Contribution Agreement having an agreed net value of $80,000,000 and (ii) WPSC is deemed to be contributing to the capital of the Company an amount equal to the amount previously expended by WPSC for materials, services and other work relating to the Refurbishment Plan for which WPSC is not being reimbursed under Section 5.2. In exchange for the foregoing, WPSC is receiving 72.22% of the Non-Voting Capital Stock Interests. On the date of this Agreement, SCL is contributing to the capital of the Company $50,000,000 in exchange for 27.78% of the Non-Voting Capital Stock Interests.
          3.3 Potential Valuation Adjustment. If there are material reductions in the scope of the Refurbishment Plan, the Members will meet and discuss in good faith this provision. To the extent that the cost to refurbish the Coke Batteries is less than $160,000,000, the Company shall distribute to the Members the amounts by which the cost to refurbish the Coke Batteries is less than $160,000,000 based on the Member’s proportional aggregate committed capital contributions to the Company (measured at face value for cash and financial book value for property other than cash, as further described in Schedule 3.3). The amount distributed to a Party pursuant to this Section 3.3 shall be less any amounts that such Party has failed to contribute to the Company in accordance with the terms of this Agreement. Such distributions shall have no effect on WPSC’s or SCL’s Membership Interest other than reductions in the Capital Accounts in the amount of such distributions. Any disputes between WPSC and SCL relating to whether the cost to refurbish the Coke Batteries is less than $160,000,000 shall not be subject to the dispute resolution provisions contained in Article XIII, but shall be resolved promptly by an independent engineering firm mutually agreeable and reasonably acceptable to WPSC and SCL. The independent engineering firm shall have substantial experience in repairing and refurbishing coke plant facilities. All fees and expenses for the independent engineering firm shall be paid by the non-prevailing Member or, if each Member prevails in some or all of such Member’s claims, the costs of the independent engineering firm shall be split equally between the Members. To the extent that the Members are unable to agree on an independent engineering firm, such firm shall be appointed by the arbitrators pursuant to Section 13.5 of this Agreement.
          3.4 WPSC Committed Capital Contributions. Subject to Section 3.6(a), WPSC shall make contributions to the capital of the Company in such amounts and at such times as are expressly set forth on Schedule 3.4 (the “WPSC Committed Capital Contributions”). Subject to Section 2.2 and Section 3.10(h), no additional Membership Interest shall be issued in exchange for the WPSC Committed Capital Contributions other than an increase in WPSC’s Capital Account by the amount of the contribution. All contribution obligations on Schedule 3.4 for both WPSC and SCL shall be due on the 15th day (or first business day after such 15th day) of the applicable month referred to in Schedule 3.4.
          3.5 SCL Committed Capital Contributions. Subject to Section 3.6(a), SCL shall make contributions to the capital of the Company in such amounts and at such times as are expressly set forth on Schedule 3.4. Such contributions shall be in immediately available funds. In exchange for such contributions, subject to Section 2.2 and Section 3.10(h), SCL’s Non-Voting Capital Stock Interest shall increase as set forth on Schedule 3.4, thereby proportionally diluting WPSC’s Non-Voting Capital Stock Interests as set forth on Schedule 3.4. The Member’s acknowledge that such increase and proportional dilution is based on a value of $1.8 million for each one percent (1.00%) of Non-Voting Capital Stock Interest. The contributions required to be made pursuant to this Section are referred to as the “SCL Committed Capital Contributions”.
          3.6 Accelerated Committed Capital Contributions; Joint Committed Capital Contributions.
          a. Accelerated Committed Capital Contributions. The committed capital contributions under Sections 3.4 and 3.5 shall be accelerated by such amounts and at such times as shall be both necessary and sufficient to timely pay for all capital expenditures of the Company incurred to refurbish the Coke Batteries that are accelerated from the project spending schedule presented in Schedule 3.4. Such accelerated committed capital contributions shall be both proportionately allocated between the Members and in the same chronological order as capital contribution obligations are identified on Schedule 3.4. The Company shall promptly revise Schedule 3.4 to reflect such changes as they occur. In addition, the Board of Managers may by majority vote modify the timing of the contributions on Schedule 3.4 to regulate cash flow and avoid any unnecessary accumulation of capital contributions before they are needed.
          b. Joint Committed Capital Contributions. Subject first to Section 3.6(a), to the extent that the SCL Committed Capital Contributions and the WPSC Committed Capital Contributions are not sufficient to refurbish completely the Coke Batteries to a condition that meets the production goals and complies with applicable Legal Requirements according to the Refurbishment Plan, each Member shall contribute to the capital of the Company one half of such deficiency up to a maximum of $8,000,000 (for an aggregate of $16,000,000 for the Members together) (the “Joint Committed Capital Contributions”). Joint Committed Capital Contributions shall be called by the Chief Operating Officer of the Company in conformance with the authority to be established by the Managers so as to provide the Company with the ability to expend any such capital as needed to complete the refurbishments to the Coke Batteries, including costs to comply with the Maximum Achievable Control Technology of the Clean Air Act for coke ovens. No additional Membership Interest shall be issued in exchange for the Joint Committed Capital Contributions, other than an increase in the Member’s Capital Accounts by the amount of the contributions, except in the event of a breach by one Member, in which case the Non-Voting Capital Stock Interests of the Members may be adjusted pursuant to the remedies contained in Section 3.10.
          3.7 Working Capital Loans.
          a. Obligation to Make Working Capital Loans. Except as provided in this Section below, each Member shall lend to the Company from time to time such funds as are necessary to satisfy any deficiency in the Company’s Working Capital, up to a maximum loan of $35,000,000 in the aggregate for both Members (the “Working Capital Loans”). “Working Capital” shall be defined under GAAP and shall include all working capital attributable to amounts due from and due to the Company under the Ancillary Agreements, but shall not include capital expenditures contemplated by the Refurbishment Plan or otherwise. Each Member shall contribute to each call for a Working Capital Loan in proportion to such Member’s projected coke purchases from the Company expressed as a percentage of projected coke production for the twelve calendar months commencing on the first calendar month following the date of call for the Working Capital Loan or as otherwise agreed between the Members. Except as set forth below, no Membership Interest shall be issued or changed as a result of any Working Capital Loan. Working Capital Loans shall be called by the Chief Operating Officer of the Company in conformance with the authority to be established by the Managers so as to provide the Company with the ability to fully pay its liabilities (including trade payables) when they become due. Working Capital Loans shall constitute obligations under the Promissory Notes, provided that all Working Capital Loans shall be repaid as soon as practicable from Excess Cash, as provided in Section 5.5. Working Capital Loans may be borrowed, repaid and reborrowed from time to time by the Company in such manner to both satisfy any deficiency in the Company’s Working Capital and keep all such outstanding loans to a minimum. All Working Capital Loans shall carry an interest rate equal to the prime rate as reported in the Wall Street Journal plus one and one quarter percent (1.25%), payable monthly. All Working Capital Loans shall be repaid to the Members in proportion to the outstanding amounts of the Working Capital Loans.
          b. Exception to Obligation to Make Working Capital Loans. Notwithstanding the foregoing, neither Member shall have (i) the right to make a Working Capital Loan to the extent necessary to cover a deficiency in the Company’s Working Capital caused by such Member’s breach of any Ancillary Agreement or this Agreement, or (ii) the obligation to make a Working Capital Loan to the extent necessary to cover a deficiency in the Company’s Working Capital caused by the other Member’s breach of any Ancillary Agreement or this Agreement. In addition, SCL may at its option use available funds it contributed to the Capital Expenditure Account in such amounts and subject to such limitations as provided in Section 3.16 to satisfy its obligations to make Working Capital Loans (to the extent of such election). Transfers from the Capital Expenditure Account shall be deemed to be an internal Company account “borrowing” without interest. Repayments of such internal Company account “borrowings” to the Capital Expenditure Account shall be made (i) only to the extent that the Company has cash available (outside of the Capital Expenditure Account), (ii) at the same time as Working Capital Loans are repaid and (iii) in proportion to repayments of Working Capital Loans (total outstanding internal Company account “borrowings” to total outstanding Working Capital Loans). If the Company determines that the Capital Expenditure Account has insufficient funds to make timely capital expenditures under the Refurbishment Plan due solely to outstanding internal Company account “borrowing”, then SCL shall promptly make Working Capital Loans to the Company in the amount of such deficiency (but not in excess of the internal Company account “borrowing” balance). Extension of such Working Capital Loans shall be deemed to be a “repayment” of such internal Company account “borrowings.”
          c. Working Capital Loans as Equity. The Members may at any time upon joint written agreement convert Working Capital Loans into equity of the Company as a contribution to the Members’ Capital Accounts. The Members shall agree as part of such joint written agreement to appropriate changes to the percentages of Non-Voting Capital Stock Interest of each Member as a result of such conversion. If for any reason any one Member is prohibited under any applicable Legal Requirements or any contract with an unrelated third party from making all or any portion of a Working Capital Loan in the form of debt, or if making such loan would cause a Member to incur higher taxes (other than de minimus amounts) by making a Working Capital Loan in the form of debt rather than in the form of equity, then such Member shall give the other Member written notice of such condition at least three (3) Business Days prior to the date such contribution must be made to the Company. Delivery of such notice shall convert the legal obligations of both Members to make such Working Capital Loan (but no other Working Capital Loans) into legal obligations of both Members to make Additional Capital Contributions in equivalent amounts.
          3.8 Additional Capital Contributions. The Members shall not have any right or obligation to make any additional Capital Contributions to the Company, except pursuant to (a) capital calls made by the Company with the prior unanimous consent of all of the Managers, (the “Additional Capital Contributions”), (b) the Capital Contributions described in Sections 2.2, 3.4, 3.5, 3.6 and 3.7(c), and (c) Working Capital Loans described in Section 3.7. Each Member shall contribute to the capital of the Company, in proportion to such Member’s Non-Voting Capital Stock Interests, the aggregate amount of any Additional Capital Contributions. Except as provided in the Contribution Agreement, neither Member shall contribute or assign any liability to the Company without the prior written approval of the other Member. Except as specifically provided in this Agreement or if the Members otherwise agree, no additional Membership Interest shall be issued upon the Company’s receipt of Additional Capital Contributions.
          3.9 Procedures for Capital Contributions and Working Capital Loans. In accordance with the terms of this Agreement and the procedures established by the Board of Managers, the Company shall provide written notice to each Member for any WPSC Committed Capital Contribution, Joint Committed Capital Contribution, Working Capital Loans or Additional Capital Contribution. Such written notice shall provide a reasonable period of (not less than thirty (30) days, except for Working Capital Loans, which shall be a reasonable notice period so long as such funds are received as needed) time for each Member to make or discharge any WPSC Committed Capital Contribution, Joint Committed Capital Contribution, Working Capital Loans or Additional Capital Contribution.
          3.10 Committed Contributions; Failure to Make Capital Contributions; Remedies.
          a. Committed Contributions. The obligations of the Members to make Funding Obligations shall be committed obligations as contemplated by Section 18-502 of the Act and shall not be subject to offset or recoupment for any reason.
          b. Failure to Honor Funding Obligation. If a Member (a “Defaulting Member”) fails to timely honor any Funding Obligation (the portion thereof not loaned or contributed by such Defaulting Member being referred to herein as the “Deficiency”), the Controller or co-Controller shall give prompt written notice of such failure, including the amount of such Deficiency (a “Deficiency Notice”), to the other Member (a “Non-Defaulting Member”). Subject to the limitations set forth in this Article, the Non-Defaulting Member may (in addition to, and not in lieu of, any other rights or remedies such Non-Defaulting Member may have under this Agreement, at law or in equity, even if the Deficiency Contribution is made in the form of a loan or equity), (i) refrain from making a corresponding loan or contribution (if one is required by the Non-Defaulting Member under this Agreement), (ii) obtain a refund of a corresponding loan or contribution made by the Non-Defaulting Member (if one was made by the Non-Defaulting Member under this Agreement), or (iii) contribute all or part of such Deficiency in the amount to be named by the Non-Defaulting Member, but not in excess of the Deficiency (a “Deficiency Contribution”), in the form of a loan, or as authorized by Section 18-502(c) of the Act, in the form of equity, according to the following provisions of this Section 3.10. The Non-Defaulting Member may only make a Deficiency Contribution to the Company if and to the extent that the Defaulting Member does not cure such Deficiency within sixty (60) calendar days after delivery of the Deficiency Notice. The Non-Defaulting Party in its sole and absolute discretion shall have the right at any time after the sixtieth (60th) calendar day after delivery of the Deficiency Notice, to make a Deficiency Contribution to the capital of the Company, except that such right shall terminate if and to the extent that the Defaulting Member cures such Deficiency prior to the Non-Defaulting Party’s delivery of the Deficiency Contribution to the Company. A Deficiency Contribution made by a Non-Defaulting Member in accordance with the provisions of this Section 3.10 shall terminate the Defaulting Member’s right to cure such Deficiency up to the amount of the Non-Defaulting Member’s Deficiency Contribution.
          c. Deficiency Contribution as a Result of Failure to Make SCL Committed Capital Contributions or WPSC Committed Capital Contributions.
               i. If there is a Deficiency with respect to an SCL Committed Capital Contribution, then (i) the Non-Voting Capital Stock Interests of WPSC and SCL shall be adjusted, according to the applicable adjustments described in Section 3.5, for that portion of the SCL Committed Capital Contribution timely made, (ii) the Non-Voting Capital Stock Interests of WPSC and SCL shall be adjusted according to clause (i)(A) of Section 3.10(h)(i) for the Deficiency not replaced with a Deficiency Contribution, and (iii) the Non-Voting Capital Stock Interests of SCL and WPSC shall be adjusted according to clause (i)(B) of Section 3.10(h)(i) for a Deficiency Contribution made by WPSC.
               ii. If there is a Deficiency with respect to a WPSC Committed Capital Contribution, then (i) the Non-Voting Capital Stock Interests of SCL and WPSC shall be adjusted, according to the applicable adjustments described in Section 3.4, for that portion of the WPSC Committed Capital Contribution timely made, (ii) the Non-Voting Capital Stock Interests of WPSC and SCL shall be adjusted according to clause (i)(A) of Section 3.10(h)(i) for the Deficiency not replaced with a Deficiency Contribution, and (iii) the Non-Voting Capital Stock Interests of SCL and WPSC shall be adjusted according to clause (i)(B) of Section 3.10(h)(i) for a Deficiency Contribution made by SCL.
          d. Deficiency Contribution as a Result of Failure to Make Joint Committed Capital Contributions or Additional Capital Contributions. If there is a Deficiency with respect to a Joint Committed Capital Contribution or an Additional Capital Contribution, (i) the Non-Voting Capital Stock Interests of WPSC and SCL shall be adjusted according to the adjustments described in clause (i)(A) of Section 3.10(h)(i) for the Deficiency not replaced with a Deficiency Contribution, and (ii) the Non-Voting Capital Stock Interests of SCL and WPSC shall be adjusted according to clause (i)(B) of Section 3.10(h)(i) for a Deficiency Contribution made by the Non-Defaulting Member.

          e. Deficiency Contribution as a Result of Failure to Make Working Capital Loan. If the Non-Defaulting Member makes a Deficiency Contribution with respect to a Working Capital Loan, the Non-Defaulting Member shall have the right, in its sole and absolute discretion, at any time after the sixtieth (60th) calendar day after delivery of the Deficiency Notice, to treat such Deficiency Contribution as a Working Capital Loan or as a contribution to the capital of the Company. If the Member elects to treat such Deficiency Contribution as a contribution to the capital of the Company, then such Member shall be deemed to have elected to treat the Deficiency Contribution as if it were characterized as, and deemed to be, a Joint Committed Capital Contribution, and the Members shall have the same rights and obligations under Section 3.10(d) as if the Deficiency giving rise to the Deficiency Contribution arose as a result of the failure of the other Member to make a Joint Committed Capital Contribution.
          f. Refund. If there is a Deficiency with respect to any Joint Committed Capital Contribution, Working Capital Loan or Additional Capital Contribution, the Non-Defaulting Member shall have the right, in its sole and absolute discretion, within sixty (60) calendar days after delivery of the Deficiency Notice, to withdraw its corresponding capital contribution if and to the extent that the Non-Defaulting Member shall have advanced funds corresponding to the same capital call to the Company related to such Deficiency. The Company shall refund such amounts within five (5) Business Days after receipt of written notice from the Non-Defaulting Member of its intent to withdraw such funds pursuant to this Section 3.10(f). If such funds are not timely distributed, then the Non-Defaulting Member may either pursue its remedies against the Company for the failure to pay indebtedness or elect the remedies set forth above with respect to the amount not paid.
          g. Deficiency Contribution Loans; Priority. If the Non-Defaulting Member elects to make the Deficiency Contribution in the form of a loan, then such loan shall be on the same terms that apply to Working Capital Loans under Section 3.7(a). All such loans (collectively, “Deficiency Contribution Loans”), including those made under Section 3.10(e), shall take priority as to right of payment and security over all other Member Loans, including Working Capital Loans under Section 3.7(a). If the maximum stated principal amount of any applicable Promissory Note is not sufficient to include all Working Capital Loans and all Deficiency Contribution Loans made under Section 3.10(e), then the principal amount of the Promissory Note shall be amended to allow for full inclusion of all Deficiency Contribution Loans made under Section 3.10(e).
          h. Dilution of Non-Voting Capital Stock Interests.
               i. If a Deficiency occurs and is not cured within sixty (60) calendar days after delivery of the Deficiency Notice, then, except as provided below, from such time forward the Non-Voting Capital Stock Interests identified on Schedule 3.4 (entitled “Equity Interests” on such Schedule) shall be disregarded (although the capital contribution obligations identified on Schedule 3.4 shall not be disregarded), and the Non-Voting Capital Stock Interests of both Members shall be automatically adjusted proportionately to reflect both Members’ then pro rata percentages of all of their equity and capital contributions to the Company up to that time (“Pro Rata Percentage Allocations”), subject to (i) a dilution of the Defaulting Member’s Non-Voting Capital Stock Interests proportionate to (A) 25% of that amount of the Deficiency that is not replaced with a Deficiency Contribution, and (B) 1.3333 times the amount of the

Deficiency Contribution (if any) to the extent made by the other Member, and (ii) all prior dilutions to the Members’ Non-Voting Capital Stock Interests under this Agreement. This clause (h)(i), however, is subject to the remaining provisions of this Section 3.10(h) below.
               ii. Dilutions under this Section do not apply to the extent that capital contributions are elected to be refunded by the Non-Defaulting Members pursuant to Section 3.10(f). If and to the extent that Deficiency Contributions are treated as Working Capital loans pursuant to Section 3.10(e), then clause (i)(A) of Section 3.10(h)(i) shall apply to the full amount of the Deficiency, but clause (i)(B) of Section 3.10(h)(i) shall not apply to the extent that the Deficiency Contribution is treated as a Working Capital Loan. Dilutions under clause (i)(A) of Section 3.10(h)(i) for Deficiencies not cured by Deficiency Contributions shall be effective on the sixtieth (60th) calendar day after delivery of the Deficiency Notice. Dilutions under clause (i)(B) of Section 3.10(h)(i) for Deficiency Contributions shall be effective on the date of contribution and shall replace from that date forward the dilution for the related Deficiency under clause (i)(A) of Section 3.10(h)(i) to the extent of the Deficiency Contribution (i.e., the dilutions under such clauses (i)(A) and (i)(B) are not additive). Dilutions under Section 3.10(h)(i) apply only to Non-Voting Capital Stock Interests from and after the date of the dilution, and shall not result in a corresponding shift of capital at the date of dilution from the Defaulting Party’s Capital Account to the Non-Defaulting Party’s Capital Account. Dilutions under Section 3.10(h)(i) may be waived in writing by the Non-Defaulting Party.
               iii. After the first dilution under Section 3.10(h)(i), but subject to the provisions of Section 3.10(h) below, the Non-Voting Capital Stock Interests of both Members shall be automatically adjusted to reflect both Members’ then Pro Rata Percentage Allocations each time a Member makes a capital contribution or is required to make a capital contribution.
               iv. A Defaulting Member may not increase its own Non-Voting Capital Stock Interest as contemplated in Schedule 3.4 or avoid a dilution hereunder as a result of its own breach (which the Members acknowledge is possible). Therefore, if such result would occur, then (A) the amount of the dilution under clause (i) of Section 3.10(h)(i) with respect to that Deficiency or related Deficiency Contribution shall be determined on the basis of then existing Pro Rata Percentage Allocations, (B) the Members’ Non-Voting Capital Stock Interest shall not be adjusted at that time to reflect the Members’ then existing Pro Rata Percentage Allocations, and (C) the dilution under clause (i) of Section 3.10(h)(i) shall instead be applied to the Defaulting Member’s then existing Non-Voting Capital Stock Interest. Each Member’s Non-Voting Capital Stock Interest shall thereafter be credited for its pro rata share of all subsequent capital contributions and for all subsequent dilutions of the other Member’s Non-Voting Capital Stock Interest as a result of a Deficiency created by such other Member, subject again to the rule in this clause (iv).
               v. To avoid conflicting interpretations of the foregoing dilution provisions, the Members have agreed that the dilution provisions of this Section 3.10(h) shall be implemented and interpreted on a basis consistent with the methodology used in the examples attached as Schedule 3.10(h).
          i. Dilution of Coke Supply. If a Deficiency occurs, then the Non-Defaulting Member shall have the right, but not the obligation, to reduce permanently the quantity of coke that the Company is obligated to sell to the Defaulting Member under the Defaulting Member’s Coke Supply Agreement by any amount up to the Company’s total production of coke times that percentage that is equal to one and one third percent (1.3333%) for each $1,800,000 of Deficiency (or proportionate part thereof). The amount of coke that the Non-Defaulting Member would thereafter have the right and obligation to purchase from the Company under the Non-Defaulting Member’s Coke Supply Agreement would be increased by an identical amount. The election under this Section 3.10(i) is in addition to the remedy set forth in Section 3.10(h), must be made in a writing to the Company and the Defaulting Member, and may be made at any time after sixty five (65) days after the date of the Deficiency Notice, unless and only to the extent that the Defaulting Member cures such Deficiency prior to such election. After an election is made, a cure by the Defaulting Member of such Deficiency shall not nullify such election. All reductions and increases in coke purchases and sales resulting from this clause (i) shall take effect on and as of the date five days after delivery of such written notice and shall be measured weekly on the basis of production levels.
          j. Dilution of SCL Voting Capital Stock Interests.
               i. In any case where WPSC is the Non-Defaulting Member and SCL is the Defaulting Member under this Section 3.10 in respect of SCL’s first $90 million of SCL’s Committed Capital Contribution, WPSC shall have the right, but not the obligation, to dilute SCL’s Voting Capital Stock Interests, in exchange for $1.00. Such dilution shall be an amount identical to the dilution of SCL’s Non-Voting Capital Stock Interests under Section 3.10(h). If SCL’s Non-Voting Capital Stock Interests are diluted below 10% for any reason under this Agreement, then SCL’s Voting Capital Stock Interests shall automatically be converted to a percentage interest identical to its Non-Voting Capital Stock Interests. Such right may be exercised by WPSC only by delivery to SCL of a writing that expressly contains the exercise of such right by specific reference to this clause (j). Such dilution shall be effective as of the date of delivery of such written notice. The election set forth in this clause (j) may be made at any time during the 180-day period commencing thirty (30) days prior to the exercise (or the date such right of exercise expires, if WPSC does not make a Deficiency Contribution) by WPSC or the Company its rights to redeem or purchase all or any portion of SCL’s Non-Voting Capital Stock Interests pursuant to this Section 3.10. If SCL makes any permissible cure payments pursuant to express cure rights under this Agreement resulting in an increase of its Non-Voting Capital Stock Interests, or if SCL makes a Deficiency Contribution as a result of WPSC’s failure to make a WPSC Committed Capital Contribution, then SCL’s Voting Capital Stock Interests shall be proportionately increased (based on a value of $1.8 million for each one percent of Voting Capital Stock Interests), provided, however that the aggregate amount of such increases shall not exceed the aggregate amount of all reductions of SCL’s Voting Capital Stock Interests under this provision.
               ii. If SCL fails to make the $30 million of SCL’s Committed Capital Contribution that is due last in time and such failure is not cured within one hundred twenty days after written notice of such failure is received by SCL, then WPSC shall have the same rights as under clause (j)(i) of this Section above concerning such Deficiency.
          k. Limitation. The remedies set forth in this Section shall not be available at any time during which both Members are in material breach of this Agreement.

          3.11 Minimum WPSC Voting Capital Stock Interests. Notwithstanding anything to the contrary contained in this Agreement (including redemption remedies in favor of the Company), in no event shall the aggregate Voting Capital Stock Interests of WPSC or its Group Affiliates be less than 50% at any time for any reason whatsoever, except and to the extent that WPSC makes a permissible assignment of its Voting Capital Stock Interests to a person who is not a Group Affiliate. If and to the extent that the Company or SCL has any remedy against WPSC or its Group Affiliates as set forth in this Agreement or any claim against WPSC or its Group Affiliates that would otherwise cause the aggregate Voting Capital Stock Interests of WPSC or its Group Affiliates to fall below 50%, such remedy or claim shall be deemed void and shall have no force or effect. In such case, the aggregate Voting Capital Stock Interests of WPSC or its Group Affiliates shall not be reduced below 50%, and in lieu thereof, the Company or SCL, as the case may be, shall have all other remedies that are available to them under this Agreement (to the extent they do not conflict with this Section), at law or in equity, with respect to the claim not satisfied as a result of this Section 3.11.
          3.12 Capital Accounts.
          a. Maintenance of Capital Accounts. A single Capital Account shall be maintained for each Member in accordance with the capital accounting rules of Section 704(b) of the IRC, and the regulations thereunder (including particularly Section 1.704-1(b)(2)(iv) of the Regulations).
          b. Adjustment of Property Values. If the Gross Asset Value of any Property is adjusted, the Capital Accounts of the Members shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such Property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such Property for such Gross Asset Value.
          c. Adjustments to Capital Accounts. The Tax Matters Partner shall direct the Accountants to make all necessary adjustments in each Member’s Capital Account as required by the capital accounting rules of Section 704(b) of the IRC and the Regulations thereunder.
          d. Deficiency Contribution Shifts in Capital Accounts. The acquisition by either Member of additional Non-Voting Capital Stock Interests as a result of a Deficiency Contribution shall result in a transfer of a corresponding proportionate amount of the Defaulting Member’s then existing Capital Account to the Non-Defaulting Member’s then existing Capital Account.
          3.13 Company Funds. The funds of the Company shall be deposited in such bank accounts or invested in such investments as shall be designated by the Board of Managers. Company funds shall not be commingled with those of any person.
          3.14 Loans.
          a. Loans by a Member. Except as set forth in Section 3.7 and Section 3.10, neither Member shall be required to provide any loan to the Company, and neither Member shall be permitted to make any loan to the Company without the prior written approval of the other

Member, except for the extensions of trade credit in the ordinary course of business in connection with the Ancillary Agreements. Any loan by a Member or an Affiliate of a Member to the Company (a “Member Loan”), including a Working Capital Loan and a Deficiency Contribution Loan, shall be evidenced by a promissory note of the Company containing such terms and bearing interest at a rate per annum to be determined by the Board of Managers that are no less favorable to the Company than if the loan had been made by an independent third party; provided that only Working Capital Loans and Deficiency Contribution Loans made under Section 3.10(e) shall be represented by the Promissory Notes.
          b. Third Party Loans. If the Board of Managers determines that the Company requires funds in excess of the Company’s equity and suppliers’ extension of credit, the Company shall seek an extension of credit from a third party to be secured in the name of the Company. The Members shall assist the Company in obtaining third party loans at most favorable terms and conditions prevailing at the time of the borrowing (such assistance shall not require the posting of collateral or extension of guaranties without the mutual consent of the Members). If the Members mutually agree that it is desirable for them to provide guarantees or other collateral or accommodation for the borrowings of the Company, such guarantees or other collateral shall be provided by each Member in proportion to its Non-Voting Capital Stock Interest.
          3.15 Member Liability. A Member shall not be liable for any debts or losses of the Company beyond its respective Capital Contributions (or as otherwise required by law), and does not, in any way, guarantee the return of any Member’s Capital Contributions or a profit for the Members from the operations of the Company.
          3.16 Capital Expenditure Account. The Company shall maintain all SCL Committed Capital Contributions and all WPSC Committed Capital Contributions in an account separate from all other accounts of the Company (the “Capital Expenditure Account”). The Company shall keep cash or unrestricted investments on hand to the extent of the balance of the Capital Expenditure Account. The Company may only use funds from the Capital Expenditure Account in furtherance of the Refurbishment Plan. Notwithstanding the foregoing, SCL may elect from time to time to transfer funds that it contributed to the Capital Expenditure Account for use as working capital in lieu of making Working Capital Loans otherwise required to be made by it under Section 3.7, but only to the extent that such funds are not needed for reasonably foreseeable capital expenditures under the Refurbishment Plan during the time that such Working Capital Loans would otherwise be outstanding.
          3.17 Other Matters.
          a. No Right to Return of Capital Account. Except as set forth in Section 3.10(f) and Article V, no Member shall have the right to demand or receive a return of all or any part of its Capital Account or its Capital Contributions or withdraw cash or other assets from the Company without the consent of the other Member. Under circumstances requiring a return of all or any part of its Capital Account or Capital Contributions, no Member shall have the right to receive Property other than cash.

          b. Capital Account Deficit. No Member shall have any obligation to restore any portion of any deficit balance in such Member’s Capital Account, whether upon liquidation of its interest in the Company, liquidation of the Company or otherwise.
          c. No Liability for Capital Contributions. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member.
          d. No Interest on Capital Contributions and Capital Accounts. No Member shall be entitled to receive interest on its Capital Contributions or Capital Account.
ARTICLE IV
Allocation of Profits and Losses
          4.1 Profits and Losses.
          a. Losses. After giving effect to the special allocations set forth in Sections 4.2 and 4.3, and subject to Section 4.4, Losses for any Allocation Period shall be allocated to the Members:
          i. First, to the Members, in proportion to and to the extent of the positive Capital Account balances of the Members; and
          ii. Second, to the Members in accordance with their respective Non-Voting Capital Stock Interests.
          b. Profits. After giving effect to the special allocations set forth in Section 4.2 and 4.3 and subject to Section 4.4, Profits for any Allocation Period shall be allocated to the Members as follows:
          i. First, to the Members, in proportion to and to the extent of all prior allocations of Losses pursuant to Section 4.1(a)(ii) that were not previously offset with allocations of Profits pursuant to this Section 4.1(b)(i); and
          ii. Second, to the Members, in proportion to and to the extent of all prior allocations of Losses pursuant to Section 4.1(a)(i) that were not previously offset with allocations of Profits pursuant to this Section 4.1(b)(ii); and
          iii. Third, to the Members in accordance with their respective Non-Voting Capital Stock Interests.
          4.2 Regulatory Allocations; Issuance Items. The following special allocations shall be made in the following order:
          a. Partnership Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article, if there is a net decrease in Partnership Minimum Gain during any Allocation Period, each Member shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.
          b. Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to Partner Nonrecourse Debt during any Allocation Period, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.
          c. Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section were not in the Agreement.
          d. Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Allocation Period that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article have been made as if Section 4.2(c) and this Section were not in the Agreement.
          e. Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period shall be specially allocated among the Members in proportion to their Non-Voting Capital Stock Interests.
          f. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).
          g. Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Non-Voting Capital Stock Interests in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
          h. Allocations Relating to Taxable Issuance of a Membership Interest. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of a Membership Interest by the Company to a Member (“Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.
          4.3 Curative Allocations. The allocations set forth in Sections 4.2(a)-(g) and 4.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1 and 4.2(h) and 4.4. In exercising its discretion under this Section, the Board of Managers shall take into account future Regulatory Allocations under Sections 4.2(a) and 4.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2(e) and 4.2(f).
          4.4 Loss Limitations. Losses allocated pursuant to Section 4.1(a) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Period. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses Pursuant to Section 4.1(a) hereof, the limitation set forth in this Section 4.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Members Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

          4.5 Other Allocation Rules.
          a. IRC Section 706. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under IRC Section 706 and the Regulations thereunder.
          b. Binding on Members. The Members are aware of the income tax consequences of the allocations made by this Article and shall be bound by the provisions of this Article in reporting their shares of Company income and loss for income tax purposes.
          c. Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Regulations, the Members’ interests in the Company’s profits are in proportion to their Non-Voting Capital Stock Interests.
          4.6 Tax Allocations: IRC Section 704(c). In accordance with IRC Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the “traditional method” described in Regulations Section 1.704-3(b). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under IRC Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
ARTICLE V
Distributions
          5.1 Tax Distributions. Subject to the conditions set forth below, and except as may otherwise be determined by the Board of Managers, the Company shall distribute cash to the Members in accordance with the Non-Voting Capital Stock Interests of the Members in an amount sufficient to cover the anticipated tax liabilities of the Members (as determined pursuant to the following sentence) in respect of the Company’s taxable income that the Company has allocated and anticipates allocating to the Members. Any amount to be distributed hereunder shall be determined by applying an assumed aggregate tax rate of 40% for each Member. Any distribution under this Article shall, if possible, be made at such time as the Board of Managers considers appropriate to enable the Members receiving the distribution to make required tax payments under applicable tax law. The Board of Managers may at any time suspend or permanently defer the obligations set forth in this Article if it believes that making such distribution would impair the Company’s ability to meet its obligations to its creditors as they become due or to have sufficient available capital to prudently operate its business in a commercially reasonable manner. No distributions pursuant to this Section shall be made to any Member which has a negative Capital Account balance.
          5.2 Reimbursement. On the date of this Agreement, the Company shall deliver to WPSC immediately available funds equal to 75% of the amounts expended by WPSC for materials, services and other work relating to the Refurbishment Plan prior to July 31, 2005; provided, that WPSC shall have submitted to the Company a full accounting of such expenditures prior to the date of this Agreement. Within twenty (20) Business Days after the date of this Agreement, the Company shall deliver to WPSC immediately available funds equal to 75% of the amounts expended by WPSC for materials, services and other work relating to the Refurbishment Plan since July 31, 2005. Immediately prior to Closing, WPSC shall provide the Company with a general description of such expenditures. WPSC shall submit to the Company within fifteen (15) Business Days after the date of this Agreement a full accounting of such expenditures.
          5.3 Distributions of Excess Cash. Subject to the conditions and prior distributions set forth below and in Sections 5.1, 5.2 and 5.5, the Company shall distribute annually all Excess Cash to the Members. Excess Cash shall be distributed to the Members in accordance with the Non-Voting Capital Stock Interests of the Members. Except as provided below, “Excess Cash” means, at any time, the amount of cash, if any, available to the Company for distribution to the Members at such time that would not, in the reasonable opinion of the Board of Managers, impair the ability of the Company to pay its obligations when due and to conduct its operations in a prudent and commercially reasonable manner. “Excess Cash” shall exclude all cash attributable to borrowings and capital accounts, including the Capital Expenditure Account, and amounts withdrawn from, and not previously redeposited in, the Capital Expenditure Account that are not used in connection with the Refurbishment Plan. Notwithstanding the foregoing, distributions solely to SCL may not be made until all outstanding internal account “borrowings” have been repaid in full.
          5.4 Declared Distributions. Any declared but unpaid distribution shall constitute a liability of the Company to the Member for whom it was declared.
          5.5 Loans. All Member Loans shall be repaid to the Members in accordance with the terms thereof prior to any distributions of Excess Cash to the Members under Section 5.3, unless the Member holding the Member Loan consents to the distribution. The Company shall remit not less than quarterly (or otherwise as agreed by the Members) from its operating funds such cash as is in excess of its Working Capital needs to repay Working Capital Loans and Deficiency Contribution Loans made under Section 3.10(e), pro rata on the basis of the outstanding balances at that time of such Loans, subject to such additional terms as are set forth in the Promissory Notes, except that Deficiency Contribution Loans shall take priority as to right of payment and security over all other Member Loans, including Working Capital Loans made under Section 3.7(a).
          5.6 Withholding. Promptly upon learning of any requirement under any provision of applicable Legal Requirements requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable, shall cooperate with such Member in all lawful respects to minimize or to eliminate any such withholding or payment. The Company is authorized to withhold from distributions to the Members and to pay over to any taxing authority any amounts that it reasonably determines may be required to be so withheld pursuant to applicable Legal Requirements. All taxes withheld (or paid as a result of a failure to withhold) pursuant to applicable Legal Requirements with respect to any Member shall be treated as amounts distributed to such Member pursuant to this Article for all purposes under this Agreement.
ARTICLE VI
Management of the Company;
Board of Managers; Officers
          6.1 Board of Managers.
          a. Management by Board of Managers. Except as reserved to each Member in this Agreement, the Business and the Company’s affairs shall be managed by or under the direction of a board of managers elected pursuant to Section 6.1(b) (collectively, the “Board of Managers,” and each member of the Board of Managers, individually a “Manager”), and the Board of Managers shall have the power and authority to manage, and direct the management of the Business and the Company’s affairs. Any approval or action taken by the Board of Managers in accordance with this Agreement shall constitute approval or action by the Company and shall not be subject to challenge by either Member. A Manager may also be an Officer.
          b. Managers. The Board of Managers shall at all times consist of four (4) Managers. Each Member shall be entitled to vote for the election of Managers based solely upon such Member’s Voting Capital Stock Interests. Non-Voting Capital Stock Interests do not give the Members the power to vote in the election of Managers. A Member who holds 50% of the Voting Capital Stock Interests shall be entitled to elect two Managers. A Member who holds less than 50% but at least 10% or greater of the Voting Capital Stock Interests shall be entitled to elect one Manager and the other Member shall be entitled to elect three Managers. A Member who holds more than 90% of the Voting Capital Stock Interests shall be entitled to elect all of the Managers. Each of WPSC and SCL shall have the power to remove (with or without cause) any Manager elected by it and to elect another Manager to serve in place of such Manager by delivering written notice of such removal to the Company and to the other Member. Each Manager shall serve until (i) his or her successor is designated by the Member that elected him or her or (ii) his or her earlier resignation, removal, death or inability to serve. Any Manager may resign at any time upon written notice to the Company and to the Member that elected him or her. A Manager may only be removed by the Member that elected such Manager, except that a Manager may be removed by the unanimous vote of all of the Managers elected by the other Member upon reasonable evidence of gross negligence or willful misconduct by such Manager that would have a material adverse effect on the Company. Vacancies on the Board of Managers shall be promptly filled (and in no event later than 30 days after such vacancy) by the Member that elected the Manager previously holding the position which is then vacant. Election of a

Manager by a Member shall be effective upon receipt of notice given by such Member to the Company and to the other Member. Managers may be elected pro tem.
          c. Votes. Each Manager elected by the Members shall have one vote (for a total of four votes for all Managers) on all actions taken by the Board of Managers.
          6.2 Chairman. The right to appoint the Chairman of the Board of Managers (the “Chairman”) shall rotate annually between the Members. Subject to the annual rotation, the Member that elected the Manager serving as Chairman may replace the Chairman with another Manager elected by such Member by written notice to the Company and the other Member. The initial Chairman shall be a Manager appointed by WPSC. The Chairman shall preside at all meetings of the Board of Managers.
          6.3 Notice of Board of Managers Meetings; Location; Waiver of Notice; Observers. Regular meetings of the Board of Managers shall be held at least twice each year at the offices of the Company or at such other times and places as may be fixed by the Board of Managers, and may be held without further notice. Written notice stating the place, day and hour of a regular meeting shall be delivered to each Manager not less than ten (10) nor more than sixty (60) days before the meeting. Special meetings of the Board of Managers may be called by the Chairman, the President, either Member, or by any two (2) Managers upon five (5) Business Days’ prior written notice, which notice shall identify the purpose of the special meeting and the business to be transacted; provided that the failure to identify specifically an action to be taken or business to be transacted shall not invalidate any action taken or any business transacted at a special meeting. Notice of meeting may be waived before or after a meeting by a written waiver of notice signed by the Manager entitled to notice. A Manager’s attendance at a meeting shall constitute waiver of notice unless the Manager states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened. Each Member shall have the right to have a reasonable number of additional representatives of such Member to attend Board of Managers meetings, but such additional representatives shall not have a right to participate or vote in the meetings.
          6.4 Quorum; Meetings; Voting; Proxies; Written Action.
          a. Quorum. The presence in person or by proxy of three (3) Managers shall be necessary to constitute a quorum for the transaction of business at a Board of Managers meeting. If, at any meeting of the Board of Managers, there is less than a quorum present, those present shall adjourn the meeting from time to time until a quorum is obtained. Notwithstanding the foregoing, if any of the Managers elected by a Member prevent a quorum (or terminate a meeting due to a lack of a quorum where all material business was not reasonably completed) for two or more consecutive meetings, then upon at least ten (10) and no more than twenty (20) days prior written notice, a quorum for the transaction of business of a meeting of the Board of Managers shall be the two Managers elected by the other Member.
          b. Meetings. Meetings of the Board of Managers may be held telephonically, provided that each Manager participating in any such telephonic meeting shall be able to hear each other person who is participating in such meeting. All meetings of the Board of

Managers shall be conducted in English. Minutes of all meetings of the Board of Managers shall be prepared.
          c. Voting; Proxies. Except with respect to matters requiring Supermajority Approval pursuant to Section 6.7, any decision or action of the Board of Managers shall require the affirmative vote of at least a majority of the Managers present and voting at a meeting at which a quorum is present. Notwithstanding the foregoing, so long as each Member holds 50% of the Voting Capital Stock Interests, all decisions or actions of the Board of Managers shall require the affirmative vote of at least one Manager elected by WPSC and one Manager elected by SCL. Each Manager shall be entitled to name an alternate Manager to serve in his or her place should such Manager not be able to attend a meeting or meetings, which alternate shall be deemed to be a Manager hereunder with respect to any action taken at such meeting or meetings. Any Manager may vote by delivering his or her proxy to another Manager.
          d. Written Consent. The Board of Managers may act without a meeting if the action taken is approved in advance in writing by at least that number of Managers required to approve the action at a meeting of the Managers if all of the Managers were present and voting. The Board of Managers shall cause written minutes to be prepared of all action taken by the Board of Managers and shall cause a copy thereof to be delivered to each Manager within a reasonable time thereafter.
          6.5 Matters Requiring Action of the Board of Managers. Except to the extent that the Board of Managers otherwise agree, in addition to other requirements expressly set forth in this Agreement or as otherwise provided in this Agreement, the prior approval of the Board of Managers shall be required for the following decisions of, actions by or matters concerning the Company:
          a. Company Plans. The Board of Managers shall approve any new or revised Business Plan, Operating Budget, Refurbishment Plan, Capital Expenditure Budget or Non-Recurring Maintenance Expenditure Budget (herein, a “Company Plan”).
          b. Compensation. The Board of Managers shall establish compensation (including pensions, benefits and bonuses) for Officers, Managers and auditors of the Company.
          c. Asset Acquisitions. The Board of Managers shall approve any acquisition, disposal, rearrangement or replacement of any asset, except the acquisition of the Contributed Assets and the assumption of the related Contributed Liabilities, in excess of $100,000 per year in the aggregate.
          d. Purchase Contracts. The Board of Managers shall approve any purchase Contract for goods (or any related series of purchase Contracts for goods), where the total commitment is, or is estimated to be, in excess of $100,000 individually or $300,000 per year in the aggregate. This subsection shall not apply to spot purchases of coal where the total commitment is, or is estimated to be, less than $500,000.
          e. Service Contracts. The Board of Managers shall approve any service Contract (or any related series of service Contracts), where the total commitment is, or is estimated to be, in excess of $100,000 individually or $300,000 per year in the aggregate.

          f. Sales Contracts. The Board of Managers shall approve any Contract for the sale of coke to a third party, which involves more than $500,000 individually or $1,500,000 per year in the aggregate.
          g. Lease Agreements. The Board of Managers shall approve any lease of real estate property or equipment (or any related series of leases of real estate property or equipment), where the total commitment is, or is estimated to be, in excess of $100,000 individually or $300,000 per year in the aggregate.
          h. Ancillary Agreements. Except as expressly provided in this Agreement or the Ancillary Agreements, the Board of Managers shall approve any amendment or termination of any Ancillary Agreement or any material action under any Ancillary Agreement not expressly contemplated by such agreement.
          i. Litigation Matters. The Board of Managers shall approve the commencement, prosecution, defense or settlement of any litigation or potential litigation where the cost, including fees, is estimated to exceed $100,000 in each case.
          j. Asset Write-Offs. The Board of Managers shall approve the write off of any asset (including receivables or inventory) with a net book value of more than $100,000 or cumulatively, more than $250,000 during any twelve (12) month period.
          k. Non-recurring Maintenance Expenses. The Board of Managers shall approve all non-recurring maintenance expenses related to the Coke Facilities in excess of $25,000.
          l. Indemnity. The Board of Managers shall make all decisions of the Company for which the Company has discretionary authority, concerning indemnification of Members, Managers and officers under Article XI.
          6.6 Actions Not Requiring Board Approval; Priority; Ancillary Agreements. Notwithstanding Section 6.5, but subject to Section 6.9, no approval of the Board of Managers shall be required in connection with any action or matter taken in good faith by the President or any Vice President in connection with an Emergency or a Force Majeure; provided that the actions of the President or any Vice President shall be subject to review, approval or disapproval by the Board of Managers at its discretion. Any action or matter that may be approved or taken by any Officer under this Agreement may also be approved or disapproved by the Board of Managers at its discretion, and the action of the Board of Managers alone shall both control and be sufficient for the approval or disapproval of such action or matter. All Ancillary Agreements are deemed approved by the Board of Managers and may be terminated or amended only in accordance with the provisions of this Article VI or as expressly provided in such Ancillary Agreements.
          6.7 Actions Requiring Board Supermajority Approval. In addition to the approvals required under Section 6.5, and except as provided below, at any time that SCL owns less than a 50% Voting Capital Stock Interest, the prior approval of at least one (1) Manager elected by SCL shall be required for the following decisions of, actions by or matters concerning the Company (the “Supermajority Approvals”):

          a. Self Dealing. Entering into any transactions involving self dealing or material conflicts of interests, other than any agreements, transactions or other arrangements that (i) are expressly contemplated by the terms of this Agreement or an Ancillary Agreement, or (ii) arise in the ordinary course of business between the Company and WPSC, as long as the agreements, transactions or other arrangements described in this Section 6.7(a)(ii) are on terms no less favorable to the Company than if such agreements, transactions or other arrangements had been made with an independent third party.
          b. Business. Changing the nature of the Business.
          c. Certificate. Amending the Certificate.
          d. Converting Into a Corporation. Converting the Company into a corporation.
          e. Partnership. Taking any action that would cause the Company not to be treated as a partnership for U.S. income tax purposes.
          f. Capital Calls. Making any capital calls, except for Funding Obligations.
          g. Dissolve or Liquidate. Dissolving or liquidating the Company.
          h. Sale of Assets. Effecting the sale of all or substantially all of the assets of the Company.
          i. Actions Outside the Normal Course. Except as set forth in this Agreement or the Ancillary Agreements, taking any action outside the normal course of the business.
          j. Merger. Effecting any merger or consolidation of the Company with a third party.
          k. Coke Facilities. Except as expressly set forth in this Agreement, disposing of the Coke Facilities.
          l. Ancillary Agreements. Except as provided in Section 6.8 or as expressly provided in the Ancillary Agreements, terminating or making any material addition, change or modification to, any of the Ancillary Agreements.
          6.8 Limitations on Supermajority Approval. Notwithstanding anything in this Agreement to the contrary, at any time that SCL owns less than a 25% Voting Capital Stock Interest, then decisions of, actions by or matters concerning the Company under clauses (d), (e), (g), (h), (i) and (j) of Section 6.7 shall not require the vote of any Managers elected by SCL, and at any time that SCL owns less than a 10% Voting Capital Stock Interest, all of the provisions of Section 6.7 shall be suspended except for clauses (a) and (b), which shall remain in effect.
          6.9 Special Manager Approvals Concerning Certain Related Party Matters. The taking of any action by the Company that would terminate (other than permissible terminations according to the terms of the Ancillary Agreements for material breach by a Member) or constitute a material breach by the Company of its obligations under any Ancillary Agreement with a Member shall require the prior approval of a Manager elected by that Member. In addition, the termination by the Company of any Ancillary Agreement due to a material breach of one Member, or the taking of any permissible action or the exercise of any permissible rights or remedies by the Company under any Ancillary Agreement with one Member, shall only require the approval of a Manager elected by the other Member. Notwithstanding the foregoing, except as expressly provided in the Management Agreement and the Operating Agreement, or except if WPSC transfers its Membership Interest to a non-Group Affiliate, whether or not in violation of Article VIII, the termination by the Company of any one or more of the Management Agreement or the Operating Agreement or the exercise of non-monetary remedies or the taking of any other material actions on behalf of the Company under either such agreement, shall require the prior approval of one Manager elected by each Member, such approval to be at each Manager’s sole discretion.
          6.10 No Individual Authority. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, no Member, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, any other Member or the Company.
          6.11 Officers.
          a. Officers Generally. The Company shall have the following officers: (i) a Chief Executive Officer, Chief Operating Officer and President; (ii) a Controller; (iii) a Vice President; and (iv) a Secretary (the “Officers”). Except as provided herein, each of the Officers shall be nominated by the Manager or Managers elected by WPSC, and elected annually by the Board of Managers. Each Officer shall serve a one year term, subject to his or her earlier resignation or removal. The compensation of all Officers shall be proposed by WPSC and shall be fixed by, or pursuant to authority delegated by, the Board of Managers from time to time. The Officers shall have the duties set forth below. At such time and so long as SCL owns 50% of the Non-Voting Capital Stock Interests, the Managers elected by SCL shall have the authority to appoint a co-Controller. Subject to Section 6.7, the Company may have such other officers subordinate to the aforementioned Officers as the Board of Managers may determine, with each such position being filled by the Board of Managers. The Board of Managers shall review annually each Officer’s performance.
          b. Chief Executive Officer, Chief Operating Officer and President. The Chief Executive Officer, Chief Operating Officer and President (the “Chief Operating Officer” or the “President”), in consultation with the Board of Managers, shall be responsible for preparing each of the Company Plans and submitting them to the Board of Managers for approval. The President shall be responsible for the day-to-day management of the Business, subject to the responsibilities granted by contract to WPSC pursuant to the Management Agreement and the Operating Agreement. Except as otherwise provided in this Agreement, the Management Agreement and the Operating Agreement, and the matters reserved to the Board of Managers, the President shall be authorized to determine all matters relating to the day-to-day conduct, operation and management of the Business. The President shall report to the Board of Managers. The President shall be entitled to delegate such part of his or her duties as he or she may deem reasonable or necessary in the conduct of the Business to one or more employees or agents of the Company, who shall each have such duties and authority as shall be determined from time to time by the President or as may be set forth in any agreement between such employee or agent and the Company.
          c. Controller(s). A Controller shall be appointed by the Manager or Managers elected by WPSC. So long as SCL owns at least 50% of the Non-Voting Capital Stock Interests, the Manager or Managers elected by SCL shall have the right to appoint a co-Controller. The Controllers shall keep or cause to be kept accurate accounts of all funds of the Company received or disbursed. Except to the extent inconsistent with the responsibilities of WPSC under the Management Agreement, the Controllers shall have the responsibilities identified in this section below. The Controllers shall deposit or cause to be deposited all funds, drafts and checks in the name of and to the credit of the Company in such banks and depositories as the Board of Managers shall from time to time designate. Both Controllers shall have power to endorse or cause to be endorsed for deposit or collection all notes, checks and drafts received by the Company, subject to controls established by the Board of Managers. The Controllers shall disburse or cause to be disbursed the funds of the Company as ordered by the President, making proper vouchers therefor, subject to controls established by the Board of Managers. The Controllers shall render to the Board of Managers or any Member whenever reasonably required or requested an account of all transactions effected by the Controllers and of the financial condition of the Company and shall perform such other duties as may from time to time be prescribed by the Board of Managers or the President. The Controllers shall implement internal controls and adopt such other procedures, rules, restrictions, certifications and reporting processes necessary for the persons who hold a direct or indirect ownership interest in the Company to properly account for and report Taxes and financial information for inclusion in such person’s Tax Returns and audited financial statements, for proper disclosure and reporting to all applicable persons (including, the IRS, the Securities and Exchange Commission, the applicable stock exchanges in the United States and applicable taxing authorities in other jurisdictions), otherwise to permit each such person to comply with all applicable Legal Requirements governing such person, including the Sarbanes-Oxley Act of 2002, as amended, or as otherwise directed by the Board of Managers.
          d. Vice President. The Vice President shall have all of the powers and perform all of the duties of the President during his or her absence or inability to act. The Vice President shall also have such other powers and perform such other duties as shall be prescribed from time to time by the Board of Managers or the President. The Company may have more than one Vice President if approved by the Board of Managers.
          e. Secretary. The Secretary shall keep a record of the minutes of the proceedings of meetings of the Members and the Board of Managers, and shall give notice of all such meetings as required by the Act or this Agreement. The Secretary shall have custody of the seal of the Company and of all books, records, and papers of the Company, except such as shall be in the charge of some other person authorized to have custody and possession thereof by resolution of the Board of Managers. The Secretary shall also have such other powers and perform such other duties as are incident to the office of the secretary of a limited liability company or as shall be prescribed from time to time by, or pursuant to authority delegated by, the Board of Managers or the President.

          f. SCL Non-Officer Appointee. SCL shall immediately and at any time thereafter have the authority to appoint a non-officer individual who will have access to all financial and daily operating records of the Company. At SCL’s sole expense, this appointee shall have the right to undertake investigations and feasibility studies in connection with any activity of the Company, the Board of Managers, the Officers and employees, including any obligations under or compliance with, among other things, Environmental Laws. The Company, the Board of Managers, the Officers and employees shall reasonably cooperate with the appointee by, among other things, providing reasonable access during normal business hours to the property, operations, books, records and employees of both the Company and WPSC; provided, however, that such access shall not unreasonably interfere with the operations of the Business.
          6.12 Management Agreement; Operating Agreement. The Company has entered into the Operating Agreement, pursuant to which WPSC will operate and maintain the Coke Facilities for the Company, and the Management Agreement, pursuant to which WPSC will manage the operations and maintenance of the Coke Facilities for the Company. The Company and WPSC have agreed separately to contract for such services due to WPSC’s extensive experience with managing and operating the Coke Facilities, to provide continuity of personnel at the Coke Facilities, to avoid potential conflicts between union members at the Coke Facilities and union members at WPSC’s steel manufacturing facilities (all of whom are currently part of the same union, are governed by the same collective bargaining agreement and who share the same qualified benefit plans), and to provide for smooth interaction between the physical operations of the Coke Facilities and the physical operations of WPSC’s steel manufacturing facilities. The Management Agreement and the Operating Agreement do not govern the management and operation of the Business or the Company as a whole, but only the operations of the Coke Facilities. The Board of Managers and Officers shall be responsible for, among other matters, the matters identified in Sections 6.5 and 6.7, the ownership of the Company’s assets, including the Contributed Assets, payment of the Company’s liabilities, including the Contributed Liabilities, the procurement of raw materials and supplies not procured pursuant to the Management Agreement, including coal for manufacturing coke, the sale of coke to the Members and third parties and the performance by the Company, the exercise of the Company’s rights and obligations, under this Agreement, the Management Agreement, the Operating Agreement and the other Ancillary Agreements, and the taking of any action required to be taken pursuant to the Management Agreement, the Operating Agreement or the other Ancillary Agreements but not taken by the other party thereto in violation of the terms of such agreement or agreements. Certain reserved responsibilities for the Company are set forth in each of the Management Agreement and the Operating Agreement and are not intended to be exclusive. Potential conflicts, if any, between the responsibility of the Board of Managers and the Officers hereunder and WPSC’s responsibility under the Management Agreement and the Operating Agreement shall be presumed to be resolved in favor of the Management Agreement and the Operating Agreement, subject to resolution of such conflict on its merits based on the reasonably likely intentions of the Members.
ARTICLE VII
Accounting; Books and Records; Taxes
          7.1 Books; Place; Access. The Controllers shall maintain books of account on behalf of the Company at the Company’s principal office or such other place as may be designated by the Board of Managers. The Members shall at all reasonable times have access to and the right to inspect the books and records of the Company.
          7.2 Governing Operating Guidelines. Attached as Exhibit O are the current governing operating guidelines for the Company (the “Governing Operating Guidelines”). Except as otherwise provided herein, all Company Plans shall be prepared consistent in all material respects with the Governing Operating Guidelines. Revisions to the Governing Operating Guidelines shall require mutual consent of the Members; provided, however, that if the Coke Supply Agreement between the Company and one Member has been terminated, then the other Member may revise the Governing Operating Guidelines at its discretion. The Members included the Governing Operating Guidelines as a means by which to govern the Company’s Plans, to streamline approvals according to agreed upon guidelines and to reduce the probability of deadlock.
          7.3 Business Plan. The Company shall adopt a strategic business plan (the “Business Plan”) for each Fiscal Year (beginning in 2006). Except as approved by the Board of Managers, each Business Plan shall be consistent in all material respects with the Governing Operating Guidelines and shall be prepared by the President, with input from the Board of Managers and from WPSC as contemplated by the Management Agreement, and presented to the Board of Managers for its approval. Each Business Plan shall be in such form and shall contain such information as shall be requested or required by the Board of Managers at its discretion. Hereafter, no less than forty-five (45) days before the first day of each Fiscal Year, the President shall prepare a Business Plan for the ensuing Fiscal Year, which shall also set forth the Company’s strategy on a rolling five (5) year basis.
          7.4 Operating Budget. The Company shall adopt an operating budget (the “Operating Budget”) for each Fiscal Year. Except as approved by the Board of Managers, each Operating Budget shall be consistent in all material respects with the Governing Operating Guidelines and shall be prepared by the President, with input from the Board of Managers and from WPSC as contemplated by the Management Agreement, and presented to the Board of Managers for its approval. The initial Operating Budget is attached to this Agreement as Schedule 7.4. Hereafter, not less than forty-five (45) days before the first day of each Fiscal Year, the President shall prepare a new Operating Budget for the ensuing Fiscal Year. Each Operating Budget shall be in such form and shall contain such information as shall be requested or required by the Board of Managers at its discretion. The Company may incur only the costs and expenditures set forth in an approved Operating Budget (subject to the ability to apply line item cost savings, contingency line item amounts, budget variances, etc., if any, contained in such Operating Budget), without further review of the Board of Managers.
          7.5 Refurbishment Plan. Attached as Exhibit P is the current capital expenditure and expense repair plan containing cost and timing estimates for the refurbishment of the Coke Batteries (as amended from time to time by the President, the “Refurbishment Plan”). The Company shall not incur costs and expenses under the Refurbishment Plan in excess of $176,000,000, or make any material changes to the Refurbishment Plan, without the prior approval of the Board of Managers. Not less than forty-five (45) days before the first day of each Fiscal Year, the President shall revise the Refurbishment Plan, with input from the Board of Managers and from WPSC as contemplated by the Management Agreement, and present such revisions to the Board of Managers for its express approval. The Company may incur only the costs, expenses and expenditures set forth in the Refurbishment Plan (subject to the ability to apply line item cost savings, contingency line item amounts, budget variances, etc., if any, contained in the Refurbishment Plan), without further review of the Board of Managers.
          7.6 Capital Expenditure Budget. The Company shall adopt each Fiscal Year (beginning in 2006) a capital expenditure plan for capital expenditures to the Coke Facilities not included in the Refurbishment Plan (the “Capital Expenditure Budget”). Except as approved by the Board of Managers, each Capital Expenditure Budget shall be consistent in all material respects with the Governing Operating Guidelines and shall be prepared by the President, with input from the Board of Managers and from WPSC as contemplated by the Management Agreement, and presented to the Board of Managers for its approval. Not less than forty-five (45) days before the first day of each Fiscal Year, the Board of Managers shall approve a new Capital Expenditure Budget for the ensuing Fiscal Year. Each Capital Expenditure Budget shall be in such form and shall contain such information as shall be requested or required by the Board of Managers. The Company may incur only the capital expenditures set forth in an approved Capital Expenditure Budget (subject to the ability to apply line item cost savings, contingency line item amounts, budget variances, etc., if any, contained in such Capital Expenditure Budget), without further review of the Board of Managers.
          7.7 Non-Recurring Maintenance Expenditure Budget. The Company shall adopt each Fiscal Year (beginning in 2006) a non-recurring maintenance expenditure plan for non-recurring maintenance expenses related to the Coke Facilities in excess of $25,000 (the “Non-Recurring Maintenance Expenditure Budget”). Except as approved by the Board of Managers, each Non-Recurring Maintenance Expenditure Budget shall be consistent in all material respects with the Company’s Governing Operating Guidelines and shall be prepared by the President, with input from the Board of Managers and from WPSC as contemplated by the Management Agreement, and presented to the Board of Managers for its approval. Not less than forty-five (45) days before the first day of each Fiscal Year, the Board of Managers shall approve a new Non-Recurring Maintenance Expenditure Budget for the ensuing Fiscal Year. Each Non-Recurring Maintenance Expenditure Budget shall be in such form and shall contain such information as shall be requested or required by the Board of Managers.
          7.8 Independent Accountants; Legal Counsel. The independent public accountants (the “Accountants”) for the Company shall initially be PricewaterhouseCoopers, and shall be elected annually by the Board of Managers thereafter. The Accountants shall at all times be an internationally recognized and reputable firm. All financial reports of the Company sent to each Member shall be in a form suitable for inclusion in such Member’s audited financial statements. Legal counsel (which may include in-house attorneys of the Members) shall be subject to the approval of both WPSC and SCL; provided, however, legal counsel with respect to environmental issues shall at all times be appointed by WPSC.
          7.9 Audits. The books and records of the Company shall (a) fully and accurately reflect all transactions of the Company, all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this Agreement and, unless inconsistent therewith, GAAP, (b) include all documents and other materials with respect to Business as are usually maintained by persons engaged in similar businesses, (c) be maintained in the English language and (d) be audited at the end of each Fiscal Year by the Accountants. The Company shall bear the cost of each annual audit provided for in this Article.
          7.10 Financial Information. For each Fiscal Year:
     a. Deliveries to the Parties. The Company shall deliver to the Members:
     i. Monthly Statements. As soon as available, but not later than twenty (20) days after the end of each monthly accounting period, an unaudited, internal financial report of the Company, which report shall be prepared in accordance with GAAP (except that such financial statements need not include footnotes), and otherwise be in the form provided to the Company’s senior management, and which shall include the following:
          A. a profit and loss statement for such monthly accounting period, together with a cumulative profit and loss statement from the first day of the current Fiscal Year to the last day of such monthly accounting period;
          B. a balance sheet as of the last day of such monthly accounting period;
          C. a cash flow analysis for such monthly accounting period on a cumulative basis for the current Fiscal Year to date; and
          D. a comparison between the actual figures for such monthly accounting period and the comparable figures for the prior Fiscal Year and the amount budgeted for such monthly accounting period, with an explanation of any material differences between the actual results and the budget for such period.
     ii. Annual Audit. As soon as available, but not later than the earlier of (A) sixty (60) days after the end of each Fiscal Year, and (B) twenty (20) days prior to the date that WPSC must file its Form 10-K with the Securities and Exchange Commission, audited financial statements of the Company, which shall include a statement of cash flows and statement of operations for such Fiscal Year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP (except as set forth in the notes thereto), and accompanied by the audit report of the Accountants. The Company shall maintain a system of accounting sufficient to enable the Accountants to render the report referred to in Sections 7.10(a)(i) and (ii).
     iii. Business Plan and Operating Budget. Within thirty (30) days prior to the end of each Fiscal Year, a copy of each of the approved Business Plan and the approved Operating Budget.
     iv. Tax Returns. Promptly after becoming available, a copy of the Company’s federal, state and local income or information Tax Returns for the year.
     v. Accountants’ Reports. Promptly upon becoming available, copies of all reports and management letters prepared for or delivered to the Company’s management by the Accountants or other outside accountants of the Company.

     vi. Material Events. Promptly upon becoming aware of any condition or event that could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or Property of the Company (including any litigation, governmental inquiry, or discovery of a significant liability), a report summarizing such condition or event and the proposed response of the Company.
     vii. Miscellaneous. Promptly to a Member, from time to time, such other information (in writing, if so requested) regarding the assets and properties and operations, business affairs and financial condition of the Company as any Member may reasonably request, and all other financial and tax information needed by a Member to comply with reporting requirements under applicable Legal Requirements and such Member’s contractual obligations under credit and other agreements with respect to borrowed money.
          b. GAAP Reporting. The financial statements and reports delivered under this Section 7.9 shall fairly present in all material respects the financial position, cash flows and results of operations of the Company at the dates thereof and for the periods then ended, and shall have been prepared in accordance with GAAP, except that, in the case of unaudited financial statements, such statements and reports shall be subject to normal year-end audit adjustments and need not include footnotes. Notwithstanding anything else herein to the contrary, so long as the financial statements of the Company are consolidated with WPSC’s financial statements, WPSC shall have the right to designate applicable GAAP accounting methods, and no reporting in the Company’s financial statements shall be inconsistent with the accounting policies of WPSC, as determined solely by WPSC. From and after such time when the financial statements of the Company are no longer consolidated with the financial statements of WPSC, the financial statements of the Company shall continue the same GAAP elections in place prior to such change, and shall not be changed without WPSC’s prior consent.
          c. Other Deliveries. The Company shall use commercially reasonable efforts to supply all additional information to the Members as may be required by their commercial lenders, by the Securities and Exchange Commission, stock exchange listing requirements or applicable Legal Requirements.
          7.11 Inspection Rights. The Company shall afford to each Member and its employees, counsel and other authorized representatives, during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Company and to make copies of such records and permit such persons to discuss all aspects of the Company with any officers, employees, agents or accountants of the Company, and the Company shall provide to any Member responses to all reasonable written requests from a Member for information relating to the Company and its respective operations; provided, however, that such investigation and preparation of responses shall not unreasonably interfere with the operations of the Company or a Member. The Company will instruct the Accountants to discuss such aspects of the financial condition of the Company with any such Member and its representatives as such Member may reasonably request, and to permit such Member and its representatives to inspect, copy and make extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared by the Accountants with respect to the Company as such Member may reasonably request. All costs and expenses incurred by such Member and its representatives in connection with exercising such rights of access shall be borne by such Member.
          7.12 Tax Returns and Information.
          a. Tax Matters Partner. WPSC shall act as the “Tax Matters Partner” of the Company within the meaning of Section 6231(a)(7) of the IRC (and in any similar capacity under applicable Legal Requirement) (the “Tax Matters Partner”). If WPSC shall cease to be a Member, then the Member with the greatest Non-Voting Capital Stock Interest shall thereafter act as the Tax Matters Partner. The Tax Matters Partner shall take reasonable action to cause each other Member to be treated as a “notice partner” within the meaning of Section 6231(a)(8) of the IRC. All reasonable expenses incurred by a Member while acting in its capacity as Tax Matters Partner shall be paid or reimbursed by the Company. The Tax Matters Partner shall make all tax elections and represent the Company in any Tax controversies, including controversies with the national, federal, state and local Tax authorities, and foreign Tax authorities. Each Member shall have the right to review all returns that are proposed to be filed, shall have the right to approve all elections that are proposed to be made, and shall have consultation rights in connection with any Tax controversies. The Company shall indemnify and hold harmless the Tax Matters Partner for any liabilities arising from any action or inaction of the Tax Matters Partner that increases the Tax liability of the Company or the other Member, except where such action or inaction results from the Tax Matters Partner’s gross negligence or willful misconduct. The Tax Matters Partner shall cause the Company to make an election pursuant to Section 6231(a)(1)(B)(ii) of the Code in order to cause Subchapter C of Chapter 63 of the Code to be applicable to the Company and its Members.
          b. Tax Returns. The Tax Matters Partner shall prepare or cause to be prepared all Tax Returns required to be filed by the Company and shall file or cause to be filed such Tax Returns with the appropriate authorities and shall cause all income or franchise tax returns or reports required to be filed by the Company to be sent to each Member for review at least fifteen (15) days prior to filing. The cost of preparation of any returns by the Accountants or other outside preparers shall be borne by the Company. Except as otherwise expressly provided herein, all other elections required or permitted to be made by the Company under the IRC (or other Legal Requirements relating to Taxes) shall be made in such manner as may be determined by the Board of Managers to be in the best interests of the Members as a group.
          c. Reports. The Tax Matters Partner shall cause to be provided to each Member as soon as possible after the close of each Fiscal Year (and, in any event, no later than one hundred thirty-five (135) days after the end of each Fiscal Year), a schedule setting forth such Member’s distributive share of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes and any other information relating to the Company that is reasonably required by such Member to prepare its own federal, state, local and other Tax Returns. At any time after such schedule and information have been provided, upon at least five (5) Business Days’ notice from a Member, the Tax Matters Partner shall also provide each Member with a reasonable opportunity during ordinary business hours to review and make copies of all work papers related to such schedule and information or to any return prepared under Section 7.11(b).
          7.13 Tax Status. Notwithstanding anything in this Agreement to the contrary, it is expressly intended that the Company be treated as a partnership for United States, state, and local income tax purposes, and that in every respect all of the terms and provisions of this Agreement shall at all times be so construed and interpreted as to give effect to this intent. If the IRS or any other Governmental Body having jurisdiction shall in any way or at any time determine that any provision or provisions of this Agreement adversely affects the status of the Company as a partnership for Tax purposes, the Board of Managers and Members shall use their best efforts to amend or supplement the terms and provisions of this Agreement to the extent necessary to comply with the IRC and any other applicable rules, regulations and requirements of the IRS or any other Governmental Body having jurisdiction, in order that the Company be treated as a partnership for Tax purposes, and the Members taxable as partners of a partnership, which modification or amendment shall be retroactively applied to the date of this Agreement.
          7.14 Operating Policies. The Board of Managers shall have the authority to establish the Company’s financial, accounting, environmental, health and safety, human resources and other policies; provided, however, the Board of Managers shall adopt those policies that are required by Legal Requirements and those that are required by any Member with respect to its audited financial statements.
ARTICLE VIII
Restrictions on Transfers
of a Membership Interest
          8.1 Bundled Interests; No Separation of Bundled Interests; Prohibition on Transfers; Withdrawals.
          a. Bundled Interests. As used herein, “Bundled Interests” (i) with respect to SCL, means SCL’s Membership Interest, including all of SCL’s rights and obligations under this Agreement, SCL’s rights and obligations under the SCL Coke Supply Agreement, the SCL Security Agreement, the Intercreditor Agreement and the Deposit Account Control Agreement, SNA’s obligations under the Guaranty Agreement, and SCL’s rights under the Promissory Note held by it, and (ii) with respect to WPSC, means WPSC’s Membership Interest, including all of WPSC’s rights and obligations under this Agreement, WPSC’s rights and obligations under the WPSC Coke Supply Agreement, the Management Agreement, the Operating Agreement, the WPSC Security Agreement and the Intercreditor Agreement, the Deposit Account Control Agreement and WPSC’s rights under the Promissory Note held by it.
          b. No Separation of Bundled Interests. Each Member acknowledges that if any part of its Bundled Interests is held by a person who is not one of its Group Affiliates, the Company or the other Member may sustain a material adverse effect. Bundled Interests may be separated and held by more than one Group Affiliate of a Member, except that a Membership Interest may be held by only one Group Affiliate at any time. Except as expressly provided herein (including effecting rights of first refusals and redemption and put/call rights where a Membership Interest may be separated from the Coke Supply Agreements and other Bundled Interests), and in addition to the other restrictions contained herein, no Member may transfer any part of its Bundled Interests to a person who is not a Group Affiliate of such Member unless such transfer is otherwise permitted hereunder and under the applicable Ancillary Agreement and unless all Bundled Interests of such Member are simultaneously transferred to such transferee or a Group Affiliate of such transferee. Notwithstanding the foregoing or anything herein to the contrary, no individual component of a Membership Interest (including the Non-Voting Capital Stock Interest, or any component thereof, and the Voting Capital Stock Interest) may be transferred unless the entire Membership Interest is transferred to the same transferee.
          c. Prohibition on Transfers. Except to the extent specifically permitted or required by this Agreement (including Section 8.7), no Member shall transfer any portion of its Bundled Interests without the prior written consent of the other Member, which consent shall not be unreasonably withheld. The reasonableness of such consent shall not be limited to the creditworthiness of the assignees, but may include other factors, including the ability of the assignee to perform under the assigned agreements and the difficulty that the Company may have in obtaining and enforcing its remedies under the assigned agreements if they are breached after such assignment. Any transfer by a Member of any portion of its Bundled Interests in violation of this Agreement shall be null and void ab initio and shall constitute a breach of this Agreement and any other Ancillary Agreement included in such Bundled Interests. For purposes of this Agreement with reference to Bundled Interests, “transfer” and its derivatives of Bundled Interests includes all forms of direct or indirect transfer, whether by means of any sale, transfer, gift, donation, assignment, encumbrance, pledge, hypothecation, issuance or imposition of any lien, restriction or limitation, or other disposition or any interest therein, whether voluntary or involuntary, including, but not limited to, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment. The Members acknowledge the uniqueness of the Business and the Coke Facilities, the contractual nature of their relationship with each other and the Company, and the economic and legal interdependence of the rights and obligations of the Bundled Interests of each Member, and, accordingly, agree that the restrictions on transfer herein, as permitted under the Act, are both reasonable and necessary. The restrictions on transfer of Ancillary Agreements contained in this Agreement are not exclusive.
          d. No Withdrawals, Etc. No Member (or its Affiliates) shall withdraw, disassociate, abandon, redeem or otherwise terminate any Membership Interest without the consent of the other Member, which consent may be withheld for any reason or for no reason.
          8.2 Permitted Transfers to U.S. and Canadian Group Affiliates.
          a. Group Affiliate. Subject to the foregoing, a Member may, from time to time, transfer its Bundled Interests to one or more Group Affiliates, but only if at the time of such transfer: (i) the Group Affiliate agrees in a writing delivered to the other Member that it will be bound in all respects by this Agreement and any applicable Ancillary Agreement assigned in connection therewith, and (ii) the transferor guarantees in a writing delivered to the other Member the performance by the Group Affiliate of all of its obligations under this Agreement and any applicable Ancillary Agreement assigned in connection therewith. Effective with the delivery of such written undertakings, the transferee will succeed to all of the transferor’s rights and obligations other than the transferor’s obligations under clause (ii) immediately preceding.
          b. Group Departure Event. If for any reason whatsoever a Group Affiliate of a Member would hereafter cease to be a Group Affiliate of such Member (a “Group Departure Event”) while it holds any part of the Bundled Interests of such Member, then the Bundled Interests held by such Group Affiliate shall be transferred to another Group Affiliate prior to the Group Departure Event. If such transfer does not occur prior to the Group Departure Event, the Group Departure Event shall be deemed to be a violation of this Article VIII, and the Company shall have the remedy set forth in Section 8.3(b). (For clarity, a Change of Control is not a Group Departure Event.)
          c. Obligation to Disclose. Any Member or its Group Affiliate undergoing a change described in Section 8.2(b) shall notify the other Member of such change within ten days of the occurrence of such change.
          8.3 Sale of Direct or Indirect Parent; Call Right.
          a. Sale of Direct or Indirect Parent. Each Member is a Group Affiliate of its ultimate parent, and each Member intends that the Bundled Interests held by the other Member shall at all times continue to be held by a Group Affiliate of the other Member’s ultimate parent (subject to a permissive transfer of the entire Bundled Interests as provided herein or transfers of any part of the Bundled Interests to the Company, the other Member or the other Member’s Group Affiliates). This Article VIII imposes restrictions on the transfer of Bundled Interests upon which the Members have relied in entering into this Agreement and other Bundled Interests and investing in the Company. The Members acknowledge that various businesses, divisions or subsidiaries of a Member or its ultimate parent may be sold in the ordinary course of business, but that the Members intend that the Bundled Interests be held solely by them or their Group Affiliates. The Members also acknowledge that prior to a Group Departure Event of any Group Affiliate who directly or indirectly owns a Bundled Interest, such Group Affiliate must transfer or cause the transfer of such Bundled Interest to another Group Affiliate of such Member that would not be affected by or subject to the Group Departure Event. This Section has been included in this Agreement to restrict an indirect transfer of Bundled Interests through a Group Departure Event (which the Members acknowledge can be avoided if they so choose) without complying with the restrictions on transfers of Bundled Interests provided in this Article VIII. Therefore, an indirect transfer of a Bundled Interest as a result of a Group Departure Event is impermissible under this Article. The remedy provided in Section 8.3(b) is deemed reasonable by the parties, because an indirect disposition of a Bundled Interest through a Group Departure Event is within the Members’ control and can be avoided.
          b. Call Rights.
               i. If a Member violates or is deemed to be in violation of Sections 8.2(b) or 8.3(a), and such violation is not cured within ninety days after written notice to such Member thereof, then, in addition to other remedies available to the Company at law and in equity, the Company shall have the right at any time by written notice to such Member to purchase all or any portion of such Member’s Membership Interest (without purchasing such other Member’s other Bundled Interests) at a purchase price equal to the lesser of (a) 66 2/3% of the product of (i) $1,800,000 multiplied by (ii) the product of (A) 100 multiplied by (B) such Member’s Non-Voting Capital Stock Interests expressed as a percentage; and (b) 50% of the product of (I) the Fair Market Value of the Company multiplied by (II) such Member’s Non-Voting Capital Stock Interests expressed as a percentage. The right provided in this Section 8.3(b)(i) may be exercisable at any time during the one year period ending on the first anniversary of the written notice to the Member in breach.

               ii. If, after January 1, 2007, any Member holds less than 25% of the Company’s Non-Voting Capital Stock Interests (the “Selling Member”), the other Member (the “Purchasing Member”) shall have the right, but not the obligation, exercisable upon written notice to the Selling Member, to purchase all of the Selling Member’s Non-Voting Capital Stock Interests and Voting Capital Stock Interests (including the purchase of such Selling Member’s other Bundled Interests) at a purchase price equal to the lesser of the lesser of (a) 1.3333 times the product of (i) $1,800,000 multiplied by (ii) the product of (A) 100 multiplied by (B) such Selling Member’s Non-Voting Capital Stock Interests expressed as a percentage; and (b) the product of (X) the Fair Market Value of the Company multiplied by (Y) such Selling Member’s Non-Voting Capital Stock Interests expressed as a percentage. Notwithstanding the foregoing, the Selling Member shall not have any obligation to sell pursuant to this Section 8.3(b)(ii), unless the Purchasing Member indemnifies the Selling Member, which indemnification shall be satisfactory to the Selling Member in its sole and absolute discretion, against any and all liabilities arising out of any events, actions, circumstances, incidents or conditions with respect to the Company occurring or existing prior to the date of the purchase. A valuation, discounted for potential future cash payments, of the net liabilities contained in the immediately preceding sentence (after reduction for any applicable insurance) that would likely result in cash outlays by the purchasing Member as a result of probable enforcement action by applicable regulatory authorities (considering first the probability of enforcement action and then the likely and realistic clean up standards and methods after negotiations with enforcement authorities) shall be made by a qualified independent appraiser acceptable to both Members, and such valuation shall reduce the purchase price referred to above in this clause (ii).
          c. Obligation to Disclose. Any Member or its Affiliate undergoing a change described in Section 8.3(a) shall notify the other Member of such change within ten days of the occurrence of such change. Any failure to promptly provide notice shall be a material breach and shall extend the period during which the other Member may exercise its rights hereunder.
          8.4 Permitted Transfers Upon a Change of Control. A Member may transfer all (and not less than all) of its Membership Interest, together with its other Bundled Interests, to the third party purchaser or successor in a Change of Control transaction, but only if at the time of such Change of Control transaction such purchaser or successor entity agrees in a writing delivered to the other Member that it will be bound in all respects by this Agreement and all applicable Ancillary Agreements, and subject to the consent of the Company to the transfer of such other Bundled Interests, which consent shall not be unreasonably withheld. WPSC’s consent with respect to any proposed transfer of the Guaranty and other Bundled Interests of SCL shall include the reasonable assessment by a Manager elected by WPSC of the creditworthiness of the assignee. The reasonableness of such consent shall also not be limited to the creditworthiness of the assignees, but may include all other reasonably applicable factors, including the ability of the assignee to perform under the applicable Coke Supply Agreement and the difficulty that the Company may have in obtaining and enforcing its remedies under assigned agreements if they are breached after such assignment.
          8.5 Right of First Refusal. Notwithstanding the foregoing, prior to transferring any portion of its Bundled Interests (except for permissible transfers made in accordance with Section 8.2 and Section 8.4), the Member desiring to transfer such Bundled

Interests shall offer such Bundled Interests to the other Member in writing on the same terms that the selling Member (or its applicable Group Affiliate) would propose to sell the Bundled Interests to the third party. The other Member shall have thirty (30) days from the date the notice is received to exercise its right to purchase the Bundled Interests on the terms offered. If the other Member exercises its right to purchase the Bundled Interests, then selling Member (or its applicable Group Affiliate) and the purchasing Member shall complete the sale within ninety (90) days of the date the purchasing Member exercised its right of first refusal. If the other Member elects not to exercise its right to purchase or fails to respond within the thirty (30) day period, then the selling Member (or its applicable Group Affiliate) shall have the right to complete the sale of the Bundled Interests to the third party on terms and conditions no more favorable than those offered to the other Member.
          8.6 Limitations on Transfers in Certain Circumstances. The foregoing notwithstanding, no transfer of Bundled Interests to a Group Affiliate or to a person who is not a Group Affiliate shall be permitted by a Member if such Member is at the time of the proposed transfer in material breach of this Agreement or any Ancillary Agreement contained in such Member’s Bundled Interests. Any additional Taxes of any kind imposed, directly or indirectly, upon the Company or the other Member as a result of or after a transfer of a Member’s Bundled Interests (including any deemed transfer for tax purposes resulting from a transfer of an equity interest in a Member), or any part thereof, where such additional Taxes would not otherwise be imposed or incurred if such transfer did not occur, shall be borne solely by the transferee (or deemed transferee), and such transferee shall indemnify and hold harmless the Company and the other Member for any such additional Taxes. The foregoing notwithstanding, there shall be no more than two Members without the unanimous consent of all Members. If any purported transfer of a Membership Interest would result in more than two Members without the unanimous consent of all Members, then such transfer shall be null and void.
          8.7 Collateral Security. Anything to the contrary contained herein or in any Ancillary Agreement notwithstanding, each Member (a “Pledging Member”) shall be entitled to pledge, assign, and transfer to any of its creditors, and grant to any such creditor a lien on and security interest in, as collateral security for the indebtedness of the Pledging Member to such creditor, all (but not less than all) of such Pledging Member’s right, title and interest in, to and under (i) its Bundled Interests, and (ii) any other Ancillary Agreement not included in its Bundled Interests (all of the foregoing in (i) and (ii) collectively, “Collateral”). By executing and delivering this Agreement, each Member shall be deemed to have consented to the exercise by any such creditor or its agent of (a) the rights and remedies of the Pledging Member hereunder and under each Ancillary Agreement to which such Pledging Member is a party, including, without limitation, the right to exercise the voting and other control rights of the Pledging Member under this Agreement, and any other rights and powers of the Pledging Member in respect of its Bundled Interests, in each case to the extent provided in the applicable security document, and (b) the right to foreclose upon or exercise the power of sale with respect to the Collateral and to cause the agent or designee of such creditor or any third party purchaser of Collateral to become an additional or substitute Member hereunder and owner of the Pledging Member’s Membership Interest, and to become a party to each or any of the Ancillary Agreements and owner of the Bundled Interests in respect thereof. Notwithstanding the foregoing, no such lender shall foreclosure, sell, assign or transfer any individual component of a Bundled Interest or Membership Interest (including the Non-Voting Capital Stock Interest, or any component thereof, and the Voting Capital Stock Interest) or otherwise separate or cause the separation of the Bundled Interests or Membership Interest in any such foreclosure, sale or transfer. Upon any sale or transfer by such lender, the entire Bundled Interest and Membership Interest must be transferred to the same transferee, and any transferee of the Bundled Interests and Membership Interest shall be subject to all of the restrictions contained in this Article VIII.
          8.8 Equitable Remedy. Each Member acknowledges that it would be irreparably damaged if any of the provisions of this Article are breached by the other Member. Accordingly, the Members shall be entitled to an injunction or injunctions to prevent breaches of this Article, and shall have the right to specifically enforce this Agreement and the terms and provisions hereof, in addition to any other remedies available at law or in equity. In the event of litigation regarding the restrictions or covenants herein, the prevailing Member in such litigation shall, in addition to any other remedies the prevailing Member may obtain in such litigation, be entitled to recover from the other Member its reasonable legal fees and out of pocket costs incurred by such Member in enforcing or defending its rights hereunder.
          8.9 Divisibility. The provisions contained in this Article restricting the transfer of a Membership Interest shall be deemed divisible, so that if any provision contained in this Article is determined to be invalid or unenforceable under Legal Requirements, that provision shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.
ARTICLE IX
Dissolution And Winding Up
          9.1 Term. The term of the Company commenced on the date of filing of the Certificate with the Secretary of State of the State of Delaware and shall continue with perpetual existence until dissolved as provided herein.
          9.2 Dissolution. The Company will be dissolved upon the first to occur of the following events:
          a. Agreement. The agreement of both Members.
          b. Sale of Assets. The sale of all or substantially all the assets of the Company.
          c. Judicial Dissolution. The entry of a decree of judicial dissolution under Section 18-802 of the Act.
          9.3 Certification of Cancellation. In accordance with the Act, as soon as practicable upon the dissolution of the Company and the completion of the liquidation of the Company in accordance with this Article, the Members will cause to be executed and filed a Certificate of Cancellation of the Company in such form as is prescribed by the Secretary of State of Delaware.
          9.4 Winding Up. On the dissolution of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and neither the Board of Managers nor any Member shall take any action that is inconsistent with, or not appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, this Agreement shall continue in full force and effect until such time as the Property has been distributed pursuant to this Section and the Certificate has been cancelled in accordance with the Act. At WPSC’s option, the Property shall, if elected by WPSC, be distributed in kind to WPSC and the fair market value (at the time of distribution) of such Property distributed in kind shall be credited against any distribution to WPSC pursuant to Section 9.4(b) and (c). To the extent that the fair market value of the in kind distribution received by WPSC pursuant to this Section 9.4 exceeds the amount of the distribution that WPSC is entitled to receive pursuant to Section 9.4(b) and (c), then, as a condition to making such in kind distribution to WPSC, WPSC shall contribute in cash the fair market value of such excess to the Company for distribution to SCL. Subject to the foregoing, the Board of Managers shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and Property, shall cause the Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:
          a. First, to the payment of all of the Company’s debts and liabilities (other than Member Loans) to creditors other than the Members and to the payment of the expenses of liquidation.
          b. Second, to the payment of all Member Loans and all of the Company’s debts and liabilities to the Members in the following order and priority:
               i. first, to the payment of all debts and liabilities owed to any Member other than in respect of Member Loans;
               ii. second, to the payment of all accrued and unpaid interest on Member Loans, such interest to be paid to each Member and its Affiliates (considered as a group) pro rata in proportion to the interest owed to each such group; and
               iii. third, to the payment of the unpaid principal amount of all Member Loans, such principal to be paid to each Member and its Affiliates (considered as a group) pro rata in proportion to the outstanding principal owed to each such group.
          c. The balance, if any, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.
          9.5 Deficit Capital Account. Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit in its Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.
          9.6 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company shall be deemed to be terminated and the Board of Managers shall take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of cancellation of the Company as well as any and all other documents required by the Act or any other applicable Legal Requirements to effectuate the dissolution and termination of the Company.
          9.7 Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contributions and shall have no right or power to demand or receive Property other than cash from the Company, and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations. If, after the Company ceases to exist as a legal entity, a Member is required to make a payment to any person on account of any activity carried on by the Company, such paying Member shall be entitled to reimbursement from each other Member consistent with the manner in which the economic detriment of such payment would have been borne had the amount been paid by the Company immediately prior to its cessation.
ARTICLE X
Representations and Warranties
          10.1 Joint. Each Member represents and warrants to the Company and to the other Member that:
          a. Authority. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority to operate, own and lease its properties. It has the power and authority to enter into this Agreement and the Ancillary Agreements to which it is or is to become a party and perform its obligations under this Agreement and such Ancillary Agreements.
          b. Authorization; Enforceability. This Agreement and each Ancillary Agreement to which it is or is to become a party have been duly executed and delivered by it and constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms. It has duly and validly authorized this Agreement and the Ancillary Agreements to which it is or is to become a party and all of the Contemplated Transactions to be taken by it.
          c. No Violations. Except with respect to WPSC for those items excepted or disclosed by WPSC in the Contribution Agreement, the execution and delivery by it of this Agreement and the Ancillary Agreements to which it is a party and the consummation and compliance with the Contemplated Transactions by it shall not, directly or indirectly (with or without notice or the lapse of time or both):
               i. contravene, conflict with, or result in a violation of any provision of its governing documents or the resolutions adopted by its board or directors, managers or members, as the case may be;
               ii. contravene, conflict with, result in a breach of, constitute a default or an event of default under, give any person the right to consent, approve, terminate or revoke (including the right to consent, approve, terminate or revoke upon a change of control or deemed assignment), or give to any person the right to cause any of the foregoing with respect to, any material agreement or instrument to which it is a party or by which any of its assets may be bound; or
               iii. violate in any material respect, or give any person the right to obtain any material relief or exercise any material remedy under, any Legal Requirement to which it is subject, or by which its assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions.
No person is required to make, give or obtain any approvals or consents in connection with the execution, delivery or performance by it of this Agreement or any Ancillary Agreement or the consummation by it of the Contemplated Transactions, except for those obtained and those not having a material adverse effect on the Company, the Contributed Assets, the Contributed Liabilities or the Business.
          d. Investment. It is acquiring the Membership Interest for its own account with the intention of holding such Membership Interest for purposes of investment, and not as a nominee or agent for any other party, or with a view to the resale or distribution of any of the Membership Interest, and it has no intention of selling the Membership Interest or any interest therein in violation of the federal securities laws or any applicable state securities laws.
          e. Funding Liquidity. Each Member and its Affiliates have or have access to all immediately available funds necessary to timely make all of such Member’s Funding Obligations under this Agreement.
          10.2 SCL. SCL represents and warrants to the Company and WPSC as follows:
          a. Access. SCL and its Affiliates and representatives have been permitted full and complete access to the books and records, facilities, equipment, contracts and other assets comprising or records concerning the Coke Facilities, including the Contributed Assets and Contributed Liabilities, that they and their representatives have desired or requested to see, review or inspect, and that they and their representatives have had a full opportunity to meet with the officers and employees of WPSC to discuss, the Coke Facilities, Contributed Assets and Contributed Liabilities. SCL acknowledges that neither WPSC, the Company nor any other person has made any representation or warranty, express or implied, as to the Coke Facilities, Contributed Assets and Contributed Liabilities, except for those contained in the Contribution Agreement. SCL and its Affiliates and representatives have the experience to evaluate the Business, the Coke Facilities, Contributed Assets and Contributed Liabilities and have completed all due diligence that they desire to conduct in connection with SCL’s investment in the Membership Interest.
          b. SNA.
          i. Financial Statements. Attached as Exhibit Q are the audited consolidated and consolidating balance sheet, income statement, changes in shareholder’s equity and statement of cash flows for SNA at December 31, 2004 and for the eleven (11) month period then ended, together with the report thereon of KMPG LLP (collectively, the “Financial Statements”). The Financial Statements (A) are accurate, correct and complete in all material respects in accordance with the books of account and records of SNA, (B) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the interim financial statements contain no footnotes (that, if presented, would not materially differ from those included in the Interim Balance Sheet) or year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), and (C) fairly represent in all material respects the consolidated financial condition, assets and liabilities and results of operation, changes in shareholders equity and cash flows of SNA at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied
          ii. Ownership. Exhibit R discloses the holders of all equity interests of SCL (and each parent thereof to SNA) and the number and percentage of outstanding equity interests of SCL (and each parent thereof to SNA) owned of record beneficially by such holders. No other security rights relating to any shares or other equity interests of SCL (and each parent thereof to SNA) exist.
          10.3 WPSC. WPSC represents and warrants to the Company and SCL that all premiums on all of its insurance policies of the type identified on Schedule 2.9 have been paid in full. No such policies have been cancelled, nor has WPSC received any written notice of non-renewal of such policies. No claims are currently pending for Contributed Assets for which any carriers have denied coverage or reserved their rights
          10.4 Survival. The representations and warranties of the Members herein shall survive the execution and delivery of this Agreement and the Ancillary Agreements.
ARTICLE XI
Indemnification; Exculpation
          11.1 Indemnification of the Members, Etc. The Company shall indemnify and hold harmless the Members, the Managers and officers of the Company, their respective Affiliates, and their respective agents and/or the legal representatives of any of them, and each other person who may incur liability as a Member or otherwise in connection with the management or ownership of the Company (each, an “Indemnified Party”), against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and reasonable attorneys’ fees and other charges) reasonably incurred by him, her or it in connection with the investigation, defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which any Indemnified Party may be involved or with which he, she or it may be threatened, while a Member or serving in such other capacity or thereafter, by reason of him, her or it being or having been a Member, or by serving in such other capacity, except with respect to any matter which constitutes willful misconduct, gross negligence or reckless disregard of the duties of his or her office, or criminal intent. The Company shall have the right to approve any counsel selected by any Indemnified Party and to approve the terms of any proposed settlement. The rights accruing to a Member and each other Indemnified Party under this Section shall not exclude any other right to which he, she or they may be lawfully entitled; provided that any right of indemnity or reimbursement granted in this Section or to which any Indemnified Party may be otherwise entitled may only be satisfied out of the assets of the Company, and, except as set forth in Section 11.5, no Member shall be personally liable with respect to any such claim for indemnity or reimbursement.

Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of a Member or any other Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of Legal Requirements or such liability may not be waived modified or limited under Legal Requirements, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by Legal Requirements.
          11.2 Reimbursement and Indemnity. If a Member shall, pursuant to authorization of or approval by the Board of Managers or a final judgment of a court of competent jurisdiction or in compliance with Legal Requirements or order of any Governmental Body, pay any amount on behalf of or for the account of the Company with respect to any liability, obligation, undertaking, damage or claim for which the Company shall or may, pursuant to Contract or Legal Requirement, be liable or responsible, or with respect to making good any loss or damage sustained by, or paying any duty, cost, claim or damage incurred by, the Company, then the Company shall reimburse such Member for such amount as shall have been so paid by such Member. The Company shall not be obligated to reimburse any Member for costs incurred in connection with a matter for which such Member would not be entitled to indemnification under Section 11.1.
          11.3 Exculpation. Except as otherwise expressly prohibited by Legal Requirements, no Manager or officer of the Company, Company employee, Member or Affiliate thereof or their respective agents and/or the legal representatives of any of them shall be liable to any Member or the Company for mistakes of judgment or for action or inaction which such person reasonably believed to be in or not opposed to the best interests of the Company unless such action or inaction constitutes willful misconduct, gross negligence or reckless disregard of his, her or its duties and, with respect to any criminal action, such party reasonably believes his conduct was lawful. Each Member may (on its own behalf or on the behalf of any Affiliate of such Member or their respective agents and/or legal representatives of any of them), consult with counsel, accountants and other experts in respect of the Company’s affairs. Notwithstanding anything to the contrary in this Agreement, none of the Managers or Members shall owe a fiduciary duty to the Company, the other Managers or the Members and none of them shall be liable to the Company or the other Managers and Members for any claim for breach of a fiduciary duty, the Members acknowledging that their rights and obligations are strictly contractual in nature; provided, however, the Members acknowledge that their rights and obligations hereunder are subject to the provisions contained in this Agreement restricting activities that involve conflicts of interest or self dealing.
          11.4 Advancement of Expenses. In the event any person is entitled to indemnification or reimbursement of expenses pursuant to the above provisions of this Article, such person shall be entitled, upon request, to have any such amounts advanced by the Company, provided that such person agrees in writing to return such amounts to the Company in the event it is ultimately determined that such person was not entitled to indemnification or reimbursement of expenses.
          11.5 Environmental Indemnification.

          a. Indemnity. Except as limited by paragraph (f) below, WPSC shall indemnify, defend and hold harmless the Company and SCL (which shall be an intended third party beneficiary of this Section) against any Environmental Claims, liabilities and expenses under Environmental Laws relating to or arising out of: (i) the presence of any Materials of Environmental Concern prior to the date of this Agreement in, on, under, through or from the real property (but not equipment, facilities or fixtures thereon) transferred by WPSC to the Company pursuant to the Contribution Agreement (the “Real Property”); (ii) any events, actions, circumstances, incidents conditions, claims, liabilities or expenses due to, arising out of, or related to, the condition of the Real Property, including the presence of Materials of Environmental Concern at, emanating from, or migrating from the Real Property, now or at any time in the past, even if the effects of such condition occur or manifest after the date of this Agreement; and (iii) any Environmental Claims arising out of events, actions, circumstances, incidents, or conditions at the Real Property, on or prior to the Closing Date, where the claim arises due to changes in Environmental Laws after the Closing Date. To the extent there is any disagreement as to the condition of the Real Property giving rise to a claim for indemnification under this Section, and WPSC is the operator at the time the disagreement arises, WPSC shall have the burden of proving such Real Property condition first occurred or arose after the date of the Agreement. For purposes of establishing a baseline as to the condition of the Real Property as of the Closing Date. As to the areas of the Real Property addressed therein, the Parties will use the Current Conditions Report as supplemented by the RFI Report commenced in April 2005 and expected to be delivered in September of 2005 and all attachments and exhibits thereto and any other relevant documentation existing as of the Closing Date. As to all other areas, WPSC shall maintain its burden to prove the date the condition in question arose.
          b. Control.
               i. WPSC shall retain the exclusive decision making authority to investigate and/or remediate any condition giving rise to a claim or demand for indemnification by SCL or the Company under this Section with respect to any Environmental Claims. WPSC and its employees, contractors, representatives and agents shall have reasonable access at reasonable times to the Contributed Assets and the Real Property for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring. Neither SCL nor the Company will be permitted to perform any investigation that would discover any soil or groundwater contamination, unless WPSC determines such investigation would be required by law. Any testing by SCL that is not sub-surface (such as air testing) may only be conducted with the permission of the Board of Managers of the Company. WPSC will provide SCL or its designated agent or counsel complete access during normal business hours to any and all documents, correspondence and communications and personnel regarding any and all environmental issues. Additionally, WPSC shall make available to SCL’s designated representative all correspondence, documents and communications regarding the facility. WPSC will, absent changes in law, use all commercially reasonable efforts to maintain the permits that are contributed to the Company with limits which would allow the Coke Facilities, when properly operated, to operate at the reasonably anticipated production levels described in WPSC’s coke production projections attached as Schedule 11.5(b)(i). WPSC represents that the limits in these permits, which are summarized in Schedule 11.5(b)(ii) of this Agreement, are currently sufficient and allow the Coke Facilities, when properly operated, to operate at these reasonably anticipated production levels. The above representation is subject to (1) future changes in Legal Requirements and to the future effectiveness of existing Legal Requirements, (2) the consent decrees and disclosures noted in Schedule 3.6 of the Contribution Agreement and (3) the successful completion of planned capital projects as defined in the Refurbishment Plan.
               ii. WPSC will, absent changes in law, use all commercially reasonable efforts to maintain the permits that are not contributed to the Company with limits which would allow the Coke Facilities, when properly operated, to operate at the reasonably anticipated production levels described in WPSC’s coke production projections attached as Schedule 11.5(b)(i). WPSC shall allocate air credits regarding criteria pollutants in the manner described in Section 2.6. Furthermore, WPSC agrees that, except as required by law, it will not reduce or eliminate any offset, credit or allowance at any of its Ohio facilities for air emissions or wastewater discharges that is relied upon for operation of the Coke Facilities at the reasonably anticipated production levels described in WPSC’s coke production projections attached as Schedule 11.5(b)(i).
               iii. WPSC and SCL understand and agree that environmental permits are subject to renewal or modification and that, from time to time, changes to such permits are appropriate or necessary. WPSC reserves the right to renew or modify any environmental permit at any of its facilities at any time, but agrees that in seeking to renew or modify or in being required by law to modify or renew that it will not seek any change in such permits in order to benefit its –non-Coke Plant facilities to the detriment of the Coke Facilities. Modifications to the environmental permits pertaining to the Coke Plant will be handled by WPSC pursuant to the terms of the Management Agreement.
          c. Notice of Environmental Claim. With respect to any damages, losses or claims (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and reasonable attorneys’ fees and other charges) relating to or arising from any Environmental Law or the presence of any Materials of Environmental Concern in connection with the Real Property, the person claiming indemnification pursuant to this Section shall provide notice to WPSC specifying in reasonable detail the nature of the Environmental Claim. WPSC’s indemnity hereunder to SCL (but, while WPSC is the operator, not its indemnity to the Company), shall be conditioned upon giving WPSC the opportunity to control and mitigate all such damages, losses and costs. Failure to give such notice shall only affect an indemnification claim to the extent of any material prejudice to WPSC. WPSC shall exercise diligence in investigating all Environmental Claims, and in taking corrective measures when required by law. WPSC’s indemnity hereunder shall be limited to remediation to an industrial use standard, unless some other standard is required by law (as reasonably determined by WPSC in its sole discretion).
          d. Cooperation. Each Member shall use reasonable efforts to cooperate with WPSC to minimize costs with respect to Environmental Claims. Nothing in this Agreement shall require WPSC to perform any environmental remediation activities or other environmental testing, sampling or monitoring activities beyond the minimum required by applicable Environmental Laws to permit the use of the Real Property consistent with its current use, which may include leaving Materials of Environmental Concern in place or the use of deed restrictions. Where WPSC is required to take corrective actions or corrective measures in an area under this Agreement and such actions or measures are not fully implemented and/or fully completed due to ongoing operations in that area, WPSC will have a continuing obligation to complete such corrective actions or corrective measures once such operations in that area are taken out of service or are otherwise being operated so as to allow the completion of such corrective actions or corrective measures. To the extent that WPSC must perform any environmental remediation activities or other environmental testing, sampling or monitoring activities, WPSC agrees to use its best efforts to minimize any disruption to the operation of the Coke Facilities.
          e. Dealings with Governmental Bodies. Each Member and the Company agree that WPSC shall retain the exclusive right to deal with all Governmental Bodies in environmental matters concerning the Real Property and Environmental Laws, regardless if such matter relates to environmental conditions existing prior to or after the date of this Agreement and regardless if a Member (other than WPSC) owns 50% or more of the Voting Capital Stock Interests; provided, however, that SCL may, at its own expense, attend any such meetings with Governmental Bodies as an observer only, or, with the agreement of each Member, as a participant. If WPSC is no longer the operator, the preceding sentence shall only apply to (i) Real Property issues, (ii) the Ohio air permit, and (iii) issues arising from operations conducted prior to such termination.
          f. Limitations on Environmental Indemnification. Notwithstanding anything to the contrary in this Agreement, WPSC shall not be responsible for and shall not have any obligation to indemnify SCL or the Company from and against any Environmental Claims (i) which are not asserted by a third party or do not relate to the presence of any Materials of Environmental Concern on, emanating from, or migrating from the Real Property prior to the date of this Agreement, (ii) to the extent incurred as a result of any release of any Materials of Environmental Concern by the Company after the date of this Agreement, or (iii) the operation of the Coke Facilities or any of the Contributed Assets after the date of this Agreement, regardless of the condition of the equipment and facilities at Closing.
          g. Environmental Credits. Any environmental credits generated by the Company shall be the property of the Company. Each Member shall execute and deliver to the Company such documents, and shall do such other acts and things, as the Company may reasonably request for the purpose of carrying out the intention of this Section 11.5(g). The Company hereby grants WPSC a right of first refusal to purchase environmental credits that the Company may, from time to time, propose to sell.
          h. No Direct or Indirect Assignments of Environmental Indemnity Rights. The environmental indemnity rights set forth in this Section shall not be assigned, directly or indirectly by SCL (or any Group Affiliate) except to another Group Affiliate that owns the Membership Interests.
          i. Additional Obligation. Notwithstanding anything to the contrary in Section 11.5, WPSC further agrees to reimburse the Company for the following expenditures related to the desulfurization plant. For expenditures paid by the Company in the four years after Closing, WPSC shall reimburse the Company up to $4,000,000.00 for the following:
               i. Environmental fines, stipulated penalties or like payments imposed by environmental regulators related to the desulfurization plant in any of such four (4) years which exceed 120% of the average annual amount of fines/stipulated penalties accrued or paid in the four (4) calendar years prior to Closing. [The fines/stipulated penalties so accrued or paid during 2001- August 2005 are specified in the attached Schedule 11.5(i)(i)]; and
               ii. Capital expenditures for the desulfurization plant which are paid pursuant to a written order or consent agreement by or with state or federal environmental regulators or to settle litigation. Reimbursable capital expenditures shall not include capital expenditures currently projected for the coke oven gas cooling improvements, which are currently estimated at $4,000,000.
          11.6 No Duplication; Unjust Enrichment. In determining damages to which a person shall be entitled under this Agreement, the Members shall take into account, if applicable, the effect on the value of their Membership Interests. Exercise of indemnification rights hereunder shall not prevent exercise of indemnification rights under any applicable Ancillary Agreement. All indemnification under this Article and such Ancillary Agreements, however, shall be equitable under the applicable circumstances and shall not entitle any indemnified person to duplicate or overlapping benefits or damages under this Agreement, under any single Ancillary Agreement or any combination of agreements (including indirect benefits through changes in the value of the Membership Interests or simultaneous claims under this Agreement and the Ancillary Agreements). No Indemnified Party or other person shall be unjustly enriched as a result of the indemnification provisions herein or in any Ancillary Agreement. Deficiency Contributions or redemption rights, however, to the extent of applicable discounts in determining dilution, are additive and shall not constitute unjust enrichment or duplicate or overlapping remedies of unjust enrichment with any other provision. Any conflict between this provision and any Ancillary Agreement shall be resolved in favor of this provision.
ARTICLE XII
Confidentiality
          12.1 Confidentiality Obligation. Except as may be required by Legal Requirements, during the term of this Agreement and for five (5) years after the termination hereof, no Member will disclose or use, and it will cause its Affiliates and the officers, directors, employees, representatives, agents and advisers of it and its Affiliates not to disclose or use, any Confidential Information furnished, or to be furnished, by one Member or the Company to the other Member or the Company, in connection herewith at any time or in any manner other than as reasonably required to form and operate the Company, and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party; provided that any of such Confidential Information may be disclosed to the receiving Member’s officers, directors, employees, representatives, agents and advisers who reasonably need to know such information in connection with the Company. Confidential Information about the Company may, however, be disclosed by the Members to their lenders as shall be requested by such lenders. In fulfilling its obligations under this Article, each Member shall use no less than the same degree of care, and no less than a reasonable degree of care, as it uses to protect its own Confidential Information and trade secrets. Except as may be required by applicable Legal Requirements, during the term of this Agreement and for five (5) years after the termination hereof, no Member will not disclose to any other person the existence or contents of this Agreement or any Ancillary Agreement.

          12.2 Exception to Disclosure. Notwithstanding the foregoing, a recipient and its representatives (a “Recipient”) of Confidential Information may disclose such Confidential Information if, and solely to the extent that, the Member that disclosed such Confidential Information (“Disclosing Party”) has already done so or such a disclosure must be made by Recipient in order that it not commit a violation of any Legal Requirement, provided that Recipient and its representatives shall consult with Disclosing Party, to the extent reasonably practicable, before making any such disclosure, and any such permitted disclosure shall not affect or impair Recipient’s obligations of confidentiality with respect to the Confidential Information.
          12.3 Enforcement Against Recipient’s Representatives. Each Member shall inform any officer, employee or agent or any professional or other adviser advising it in relation to the matters referred to in this Agreement or the Ancillary Agreements to whom it provides Confidential Information, that such information is confidential and shall instruct them to keep it confidential and not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement). Recipient shall be responsible for enforcing this Agreement as to Recipient’s representatives and to take such action, legal or otherwise, to the extent necessary to cause them to comply with this Agreement and thereby prevent any disclosure of the Confidential Information by any of Recipient’s representatives (including all actions that Recipient would take to protect its own trade secrets and confidential information) except as permitted by this Agreement.
          12.4 Enforcement. Because an award of money damages may be inadequate for any breach of this Article by Recipient or Recipient’s representatives, and any such breach may cause Disclosing Party irreparable harm, in the event of any breach or threatened breach of this Agreement, Disclosing Party will also be entitled, without the requirement of posting a bond or other security, to request equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Article but will be in addition to all other remedies available at law or equity to Disclosing Party.
          12.5 Return of Confidential Information. Upon termination of this Agreement, each Member undertakes to the other Member that it shall (and shall cause its Affiliates and its officers, employees, agents, professional and other advisers and those of its Affiliates) to promptly: (a) return to the other Member all original documents containing Confidential Information belonging to, or relating to, such other Member which it has or they have; and (b) destroy any copies of such documents and any other document or other written record reproducing, containing or made from or with reference to the Confidential Information and shall, upon request, provide a certificate of an authorized officer attesting to such destruction (save, in each case, for any submission to or filings with governmental, tax or regulatory authorities).
          12.6 Electronic Files. Each Member shall ensure that all computer files comprising reports, summaries or other material or information relating to or derived from any documents or copy documents mentioned in Sections 12.5(a) or (b) in the possession of such Member shall (in so far as they can, with reasonable effort, be identified and deleted) be deleted from any computer, word processor or other device containing the same.

          12.7 Use After Termination. Notwithstanding Section 12.5, the written documents referred to in Section 12.5 which are created and/or owned by such Member or any of its professional advisers and relating to the Company (including any working papers, attendance notes, mark-ups of drafts and similar materials so owned and/or created) and (b) a diskette copy of the computer files referred to above in Section 12.6 (which can, with reasonable effort, be identified and deleted) may be securely stored by such Member but shall be used, or disclosed thereafter to any third party, only for the purpose of actual or potential litigation arising out of or in connection with this Agreement.
          12.8 Survival. The provisions of this Article shall survive any termination of this Agreement.
ARTICLE XIII
Dispute Resolution
          13.1 Dispute Resolutions Generally. This Article shall govern, any dispute, controversy or claim arising out of or relating to this Agreement, the Contribution Agreement, the SCL Coke Supply Agreement, the WPSC Coke Supply Agreement, the Gas and Steam Supply Agreement, the Management Agreement and the Operating Agreement, or any transaction contemplated by such agreements, or the breach, termination or validity of any of such agreements (any of the foregoing referred to hereinafter as the “dispute”) that the Company and the Members are unable to resolve through direct discussions between their respective representatives having responsibility for the day-to-day management or administration of this Agreement (referred to collectively in this Article as the “Member Representatives”) shall be resolved in accordance with the procedures contained in this Article.
          13.2 Negotiations. The Members will in the first instance attempt to resolve the dispute through good faith negotiations.
          a. Negotiation, Notice and Response. Negotiations under this provision shall be initiated by written notice (the “Negotiation Notice”), in the manner specified in Section 15.3, setting forth the subject of the dispute, the Member’s position on the disputed issue(s), a summary of the arguments supporting that position, and the relief requested. Unless otherwise agreed, within ten (10) days of receipt of the Negotiation Notice, the receiving Member shall submit to the other Member a written response summarizing its position and supporting arguments on the disputed issue(s) and recommended solution. Each Member shall also submit with its position statement all of the relevant documents it relies upon in support of its position.
          b. Time and Place of Negotiations. If the dispute is not resolved by the above exchange of correspondence and documents, then a senior manager from SNA and a senior manager from WPC, both of whom shall have full settlement authority, shall meet at a mutually agreeable time and place, and thereafter as often as they deem reasonably necessary, within twenty (20) days after the date of the Negotiation Notice (unless agreed otherwise) to attempt in good faith to resolve the dispute (the “Settlement Meetings”). If the Members cannot agree on the date and place to conduct the Settlement Meetings, such meetings shall be conducted in the Agreed Location within twenty five (25) days of the date of the Negotiation Notice.

          c. Designated Representative for Negotiations. The representative of a Member designated for the Settlement Meeting shall be someone who holds a higher level of management than the Member Representatives. Unless otherwise agreed by the Members, if the dispute remains unresolved thirty (30) days after the date of the Negotiation Notice, either Member may request that the dispute be mediated.
          13.3 Mediation. Upon conclusion of the Settlement Meetings, the Members agree next to attempt settling any unresolved disputes by mediation before resorting to arbitration.
          a. Administration of Mediation. Unless agreed otherwise, the mediation shall be administered in accordance with the rules of the CPR Institute. If the Members are unable to resolve all disputes at the Settlement Meetings, immediately upon the conclusion of the Settlement Meetings, the mediation shall commence in accordance with the CPR Institute’s procedural requirements and rules, or as otherwise agreed by the Members (referred to herein as the “Mediation Notice”).
          b. Mediation Statement. Upon commencement of the mediation, the commencing Member shall provide the other Member with any supplemental statement of the Member’s position to its previously submitted position statement set forth in the Negotiation Notice or the response thereto. Upon receipt of any supplemental position statement, the receiving Member shall submit to the other Member a response to such statement within fifteen (15) days thereof.
          c. Time/Place/Duration of Mediation. The date and place of the mediation shall be mutually determined by the Members. If the Members cannot agree on the date and place of the mediation, the mediation shall be conducted in the Agreed Location and shall commence within thirty (30) days after the Mediation Notice. The mediation shall proceed expeditiously to conclude within sixty (60) days of date of the Mediation Notice, unless otherwise extended by agreement of the Members.
          d. Selection of Mediator. The mediator shall be mutually selected by the Members from the CPR Panel of Distinguished Neutrals and shall not be employed by, possess an interest in, or otherwise be affiliated with any of the Members to the dispute, any of their respective Affiliates or their representative counsels. Unless agreed otherwise, the mediator shall not have been previously engaged by any of the Members to the dispute or their respective counsels as a mediator, arbitrator, consultant or counsel in any other mediation, arbitration or other proceedings in which they were involved.
          e. Mediation Fees and Expenses. Unless the parties expressly agree otherwise, each party shall bear its own costs, legal and expert fees incurred in the mediation, and evenly share the costs of the mediator.
          f. Mediation Condition Precedent to Arbitration. Unless otherwise agreed in writing, the Members further agree that the mediation described herein is a mandatory condition precedent to the commencement of any arbitration under this Agreement; except, however, any Member may commence arbitration at any time when (i) the delay required for completing the mediation contemplated herein may materially and adversely affect the

Member’s interest and/or its performance under this Agreement, or (ii) the other Member fails to fulfill its obligations under this mediation/arbitration provision of this Agreement, or (iii) the 60-day time period for the mediation has expired.
          13.4 Confidentiality. All offers, promises, conduct and statements, whether oral or written, made in the course of any settlement negotiations (including the Member Representatives’ negotiations, the Settlement Meetings or the mediation) (referred to collectively as the “settlement negotiations”) by any of the Members, their agents, employees, experts and attorneys, or by the mediator, shall be confidential, privileged and inadmissible for any purpose, including impeachment in any litigation, arbitration or other proceeding involving the Members; provided, however, that any evidence proffered in any of the settlement negotiations that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use therein.
          13.5 Arbitration. For disputes that still exist upon conclusion of the mediation or expiration of the 60-day time period for mediation, such unresolved disputes shall be subject to and resolved by mandatory binding arbitration as follows, which shall commence upon demand of either Member:
     a. Scope of Arbitration.
     i. Administration of Arbitration. Unless the Members otherwise mutually agree, the arbitration shall be administered by the American Arbitration Association (the “AAA”) pursuant to the then-applicable Commercial Arbitration Rules of the AAA.
     ii. Non-participation of Mediator in Arbitration. In no event shall any person who served as a mediator pursuant to the mediation provision set forth above also serve as an arbitrator or participate in any way in the arbitration.
     iii. Governing Law of Arbitration. Notwithstanding the Commercial Arbitration Rules of the AAA, the arbitrators in any such arbitration shall apply the governing law specified in Section 15.1.
     iv. No Award of Consequential Damages. The arbitrators shall have no authority to award any Consequential Damages.
     v. Limitations of Arbitration. The arbitrators shall not have the authority (A) to require any Member to make any Capital Contributions not contemplated by this Agreement and (B) to require the Company or any Member to redeem a Membership Interest not contemplated by this Agreement.
     vi. Conflict of Arbitration Rules. If there is a conflict between the provisions of this Agreement and the provisions of the Commercial Arbitration Rules of the AAA, the provisions of this Agreement shall prevail.
     b. Designation of Arbitrators.
     i. Selection of Arbitrators. Unless mutually agreed otherwise, the arbitration shall be decided by three arbitrators. The Member issuing the demand for arbitration shall name one arbitrator in the demand. The other Member shall choose one arbitrator of its choice within fifteen (15) days of the issuance of the demand for arbitration. The third arbitrator, who shall serve as the chairman of the arbitral tribunal, shall be a neutral and independent arbitrator mutually selected by the two Member-appointed arbitrators within fifteen (15) days of the selection of the second Member-appointed arbitrator. Unless the Members otherwise mutually agree, the arbitrators shall not appoint an expert to assist the arbitrators.
     ii. Neutral Arbitrator Criteria. The neutral arbitrator (A) shall possess a minimum of fifteen (15) years experience in commercial agreements and the subject matter of the dispute, (B) shall not be employed by, have an interest in or otherwise be affiliated with any of the Members to the dispute, any of their respective Affiliates, or their representative counsels, and (C) shall not have been previously engaged by any of the Members to the dispute or their respective counsels as an arbitrator, mediator, consultant or counsel in any other arbitration, mediation or other proceedings in which they were involved.
     iii. Failure to Appoint Arbitrators. If the arbitrators are not selected within the time period set forth in Section 13.5(b)(i) above, the appointing authority for the appointment of said arbitrator(s) shall be the AAA in accordance with its rules.
     iv. Exparte Communications with Arbitrators. Exparte communications between the Members and their respective Member-arbitrator shall be permitted until such time that the neutral chairman arbitrator has been selected; no such communications shall occur thereafter.
     v. Arbitration Award Final and Binding. The award of the arbitrators shall be final and binding, and the agreement to arbitrate and the judgment on the award rendered by the arbitrator(s) shall be enforceable in any tribunal having competent jurisdiction.
     c. Arbitration Proceedings.
     i. Location/Language/Discovery Rights. Unless the Members agree otherwise, the arbitration hearings shall be held in the Agreed Location and shall proceed expeditiously in accordance with the Commercial Arbitration Rules of the AAA. The arbitration shall be conducted solely in the English language. The Members shall be afforded the discovery rights as established under the Commercial Arbitration Rules of the AAA or as provided for by the arbitrators.
     ii. Time Period for Arbitration. Unless otherwise agreed by the Members, the arbitration shall be conducted and completed so that the arbitrators’ decision is received by the Members as quickly as is commercially reasonable.
     iii. Disclosure of Arbitrators’ Decision. The arbitrators shall decide the dispute in accordance with applicable Legal Requirements by the majority of the arbitral tribunal and shall state in writing the reasons for the arbitrators’ decision. Either Member may publicize or otherwise disclose to others the contents of any decision of the arbitrators. The arbitrator shall not have the authority to require any Member to make any Capital Contributions not contemplated under this Agreement, or redeem any Membership Interest not contemplated by this Agreement.
     d. Payment of Arbitration Award.
     i. Payable in U.S. Dollars. Unless otherwise agreed, any monetary award of the arbitral tribunal shall be denominated and payable in Dollars and in immediately available funds.
     ii. Interest on Award. The arbitrators shall apply interest on the award to be calculated from the date the arbitrators determined such monies were due and payable through the date of payment thereof. The amount of interest shall be the lesser of eight percent (8%) per annum or the highest rate permitted by Legal Requirements.
          e. Apportionment of Arbitration Fees and Expenses. All fees and expenses for the neutral arbitrator as well as the arbitration administration costs shall be paid by the non-prevailing Member or, if each Member prevails in some or all of such Member’s claims, each Member will pay such portion of such costs as such Member’s award bears to the total amount awarded to the Members in the arbitration. Each Member shall bear the fees and expenses of its own counsel, Member arbitrator and witnesses.
          f. Arbitration Unenforceable. If the arbitration is unenforceable, the Members submit to the nonexclusive jurisdiction of the United States District Court for the District of Delaware for the purposes of all legal proceedings arising out of or relating to this Agreement, and each of the Members hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any objection which it may now or hereafter have to venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
          13.6 Joinder in Arbitration. As a matter of administrative efficiency, either Member, at its sole option, may join in the arbitration, or any other dispute resolution proceedings under this Agreement, the ultimate parent company of such Member located in North America or the other Member, that it deems necessary to accord complete relief in the arbitration or such other dispute resolution proceeding.
          13.7 Agreed Location. As used herein, “Agreed Location” means Cleveland, Ohio.
          13.8 Equitable Relief. Notwithstanding the Members’ agreement to negotiate, mediate and arbitrate disputes pursuant to this Article, nothing contained in this Agreement shall preclude either Member from seeking and obtaining specific performance and any other type of injunctive relief from any court having competent jurisdiction hereof to prevent irreparable harm, to maintain the status quo, or for any other purpose for which injunctive relief is available until such time as the arbitration award is rendered or the controversy is otherwise resolved.
          13.9 Continued Performance. Unless otherwise agreed in writing, the Members shall continue to perform their obligations under this Agreement during the pendency of any dispute resolution procedures or proceedings as specified herein and shall not interfere with, restrict or discourage the continuing performance, and shall continue to make undisputed payments in accordance with the payment terms of this Agreement.
ARTICLE XIV
Definitions; Construction
          14.1 Definitions. In addition to other terms defined elsewhere in this Agreement, the following words have the following meanings in this Agreement:
     “Accountants” has the meaning set forth in Section 7.7.
     “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.
     “Additional Capital Contributions” has the meaning specified in Section 3.8.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:
          i. credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and
          ii. debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, when used with reference to a specified person, any person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of at least 50% of the voting securities of such person.
     “Agreed Location” has the meaning specified in Section 13.7.
     “Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended from time to time. This Agreement is the limited liability company agreement for the Company as contemplated by Section 18-101(7) of the Act.
     “Allocation Period” means (i) the period commencing on the effective date of this Agreement and ending on December 31, 2005; (ii) any subsequent twelve month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Article IV hereof.

     “Ancillary Agreements” has the meaning set forth in Section 2.1(a).
     “Board of Managers” has the meaning set forth in Section 6.1(a).
     “Breaching Member” has the meaning set forth in Section 2.2(a).
     “Bundled Interests” has the meaning set forth in Section 8.1(a).
     “Business” has the meaning set forth in Section 1.3(b).
     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York are required or authorized by applicable Legal Requirements to close.
     “Business Plan” has the meaning set forth in Section 7.2.
     “Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
          i. To each Member’s Capital Account there shall be credited such Member’s respective Capital Contribution, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Member pursuant to Article IV, and the amount of any Company liabilities which are assumed by such Member or secured by any Property distributed to such Member as permitted by this Agreement.
          ii. To each Member’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed or deemed to be distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Article IV, and the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company.
          iii. If a Membership Interest or a Non-Voting Capital Stock Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest or a Non-Voting Capital Stock Interest.
          iv. In determining the amount of any liability for purposes of subparagraphs (i) and (ii) of this definition of “Capital Account,” there shall be taken into account IRC Section 752(c) and any other applicable provisions of the IRC and the Regulations.
     “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member, including Capital Contributions made pursuant to Article III.
     “Capital Expenditure Account” has the meaning set forth in Section 3.15.
     “Capital Expenditure Budget” has the meaning set forth in Section 7.5.

     “Certificate” has the meaning set forth in Section 1.1.
     “Chairman” has the meaning set forth in Section 6.2.
     “Change of Control” for WPC or for the steel making Affiliate of SNA Group:
          i. the consummation of any consolidation, combination or merger of such entity in which such entity is not the continuing or surviving corporation or pursuant to which such entity’s equity would be converted into cash, securities or other property, other than a merger of such entity in which the holders of such entity’s voting equity immediately prior to the consolidation, combination or merger have the same proportionate ownership of voting equity of the surviving corporation immediately after the consolidation, combination or merger; or
          ii. the approval of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of such entity.
     “Chief Operating Officer” has the meaning set forth in Section 6.11(b).
     “Coke Batteries” means the coke batteries included in the Contributed Assets.
     “Coke Facilities” means the Coke Batteries and all facilities and assets, real and personal, included in the Contributed Assets.
     “Coke Supply Agreements” means, collectively, the WPSC Coke Supply Agreement and the SCL Coke Supply Agreement.
     “Collateral” has the meaning set forth in Section 8.7.
     “Company” means Mountain State Carbon, LLC, a Delaware limited liability company.
     “Company Plan” has the meaning set forth in Section 6.5(a).
     “Confidential Information” means all of the following disclosed or exchanged in connection with formation of the Company and all of the following owned or possessed by a Member or its Affiliates: (i) all information that is a trade secret under applicable trade secret or other applicable Legal Requirements; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the disclosing party’s documents or property or discussions with the disclosing party regardless of the form of the communication; and (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving party to the extent containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” shall not include any information that: at the time of disclosure is in the public domain; after disclosure becomes part of the public domain through no fault of the receiving party, but only after it becomes part of the public domain; the receiving party can demonstrate was in its possession prior to the time of disclosure hereunder; after disclosure hereunder is lawfully acquired by the receiving party from a third party who, insofar as the receiving party is aware, has no obligation to the disclosing party not to disclose such information, but only after such acquisition from the third party and in accordance with the terms and conditions, if any, respecting disclosure and use imposed by the third party; or is independently developed by the receiving party without access to the disclosing party’s Confidential Information.
     “Consequential Damages” has the meaning set forth in Article XV.
     “Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
     “Contract” means any agreement, contract, lease (relating to real or personal property), license, indenture, mortgage, instrument, commitment, purchase or sale orders, consensual obligation, promise or obligation or other arrangement or understanding, oral or written, formal or informal, express or implied, whether or not legally binding, to which a person is a party or by which it or its assets may be affected.
     “Contributed Assets” has the meaning set forth in Section 2.1(a)(i)(A).
     “Contributed Liabilities” has the meaning set forth in Section 2.1(a)(i)(B).
     “Contribution Agreement” has the meaning set forth in Section 2.1(a)(i).
     “Defaulting Member” has the meaning set forth in Section 3.10(b).
     “Deficiency” has the meaning set forth in Section 3.10(b).
     “Deficiency Contribution” has the meaning set forth in Section 3.10(b).
     “Deficiency Contribution Loans” has the meaning set forth in Section 3.10(g).
     “Deficiency Notice” has the meaning set forth in Section 3.10(b).
     “Deposit Account Control Agreement” has the meaning set forth in Section 2.1(a)(xiv).
     “Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

     “Disclosing Party” has the meaning set forth in Section 12.2.
     “dispute” has the meaning set forth in Section 13.1.
     “Due Notice” has the meaning set forth in Section 15.3.
     “Easement Agreement” has the meaning set forth in Section 2.1(a)(ii).
     “Emergency” means any situation that is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Coke Facilities.
     “Environmental Law” means any Legal Requirement, including any changes, modifications or amendments to such Legal Requirements after the date of this Agreement, relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Materials of Environmental Concern.
     “Environmental Claims” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, penalties or any damages, losses or claims relating to or arising from any Environmental Law in connection with the operation of the Real Property) arising out of, based on or resulting from (i) the presence or release of any Materials of Environmental Concern at any location, whether or not owned by the Company, WPSC, a subsidiary, contractor or lessee, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
     “Excess Cash” has the meaning set forth in Section 5.3.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means the fair market value of the Company as determined by an appraiser mutually agreed upon by the Members. Fair Market Value of the Company shall be the price at which all of the Voting Capital Stock Interests and the Non-Voting Capital Stock Interests (assuming termination of the Coke Supply Agreements) would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell and both parties are able, as well as willing, to trade and are well informed about the Company. Fair Market Value shall be based on the realistic value of the Company as a going concern considering existing market conditions and existing capabilities and expected useful lives of the Coke Batteries. Fair Market Value shall also be based on the assumption that WPSC actually transferred all material permits required to operate the Company as of the date of this Agreement. Notwithstanding the foregoing, the determination of the Company’s Fair Market Value shall not be based on the replacement value of the Company’s assets. The appraiser shall be an investment banking firm of national standing with experience in valuing similarly situated companies. The costs of the appraiser shall be split equally between the Members.
     “Financial Statements” has the meaning set forth in Section 10.2(b)(i).

     “Fiscal Year” means (i) the period commencing on the date of this Agreement and ending on December 31, 2005, (ii) any subsequent twelve (12) month period commencing on January 1, and ending on December 31, or (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Section 9.4.
     “Funding Obligation” means the WPSC Committed Capital Contributions, the SCL Committed Capital Contributions, the Joint Committed Capital Contributions, the Working Capital Loans and the Additional Capital Contributions.
     “GAAP” means generally accepted accounting principles in effect in the United States from time to time.
     “Gas and Steam Supply Agreement” has the meaning set forth in Section 2.1(a)(iii).
     “Governing Operating Guidelines” has the meaning set forth in Section 7.2(a).
     “Governmental Body” means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision) or any body similar or related to the foregoing.
     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
          i. The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the contributing Member and the Board of Managers; provided, however that the initial Gross Asset Value of the property contributed by WPSC pursuant to Section 3.2 hereof shall have an initial Gross Asset Value equal to the agreed net value set forth in Section 3.2 hereof, plus the aggregate amount of the Contributed Liabilities on the date of contribution, plus an amount equal to the aggregate amount of distributions made to WPSC, if any, pursuant to Section 5.2 hereof;
          ii. The Gross Asset Value of all Company assets shall be adjusted to equal their gross fair market value, as determined by the Board of Managers, as of the following times: (A) the acquisition of a Membership Interest or a portion thereof by any new or existing Member in exchange for more than a de minimus Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimus amount of Property as consideration for a Membership Interest or portion thereof; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);
          iii. The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Board of Managers; and
          iv. The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to IRC Section 734(b) or IRC Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board of Managers determines that an adjustment pursuant to subparagraph (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. Notwithstanding paragraph (ii) of this definition of “Gross Asset Value,” the Gross Asset Values of the Company’s assets shall be increased as the result of any Member’s Capital Contribution of a Funding Obligation or Deficiency Contribution in which a Non-Voting Capital Stock Interest is acquired or adjusted in an amount equal to the excess, if any, on the date of the relevant Capital Contribution of the Funding Obligation or Deficiency Contribution, of: (x) the sum of all Losses and items of loss and deduction allocated to the Members pursuant to Article IV hereof for all Allocation Periods up to and including the date of the relevant Capital Contribution, over (y) the sum of all Profits and items of income and gain allocated to the Members pursuant to Article IV hereof for all Allocation Periods up to and including the date of the relevant Capital Contribution. The Gross Asset Values of the Company’s assets shall be increased pursuant to paragraph (ii) as the result of a Capital Contribution consisting of a Funding Obligation or Deficiency Contribution only to the extent provided in the preceding sentence, and in no event shall the Gross Asset Values of the Company’s assets be decreased pursuant to paragraph (ii) as the result of a Capital Contribution consisting of a Funding Obligation or Deficiency Contribution.
     “Group Affiliate” means, when used with reference to SCL, any person who directly or indirectly, through one or more intermediaries, is controlled by the SNA-Group, when used with reference to WPSC, any person who directly or indirectly, through one or more intermediaries, is controlled by WPC, and when used with reference to a person who is not a Group Affiliate of SCL or WPSC, any person who directly or indirectly, through one or more intermediaries, is controlled by the ultimate parent company of such person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, or the ownership, directly or indirectly, of at least 80% of the voting securities of such person.
     “Group Departure Event” has the meaning set forth in Section 8.2(b).
     “Guaranty Agreement” has the meaning set forth in Section 2.1(a)(ix).
     “Indemnified Party” has the meaning set forth in Section 11.1.
     “Intercreditor Agreement” has the meaning set forth in Section 2.1(a)(xiii).
     “IRC” means the U.S. Internal Revenue Code of 1986, as amended.
     “IRS” means the U.S. Internal Revenue Service and, to the extent applicable, the United States Department of the Treasury.

     “Issuance Items” has the meaning set forth in Section 4.2(h).
     “Joint Committed Capital Contributions” has the meaning set forth in Section 3.6.
     “Legal Requirement” means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy or guidance having the force of law, treaty, judgment or Order of any kind or nature whatsoever including any judgment or principle of common law.
     “Management Agreement” has the meaning set forth in Section 2.1(a)(iv).
     “Manager” has the meaning set forth in Section 6.1(a).
     “Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous wastes, petroleum or petroleum products or byproducts, and coal, coke, coal tar or coal tar byproducts.
     “Mediation Notice” has the meaning set forth in Section 13.3(a).
     “Member” means either WPSC or SCL, individually, and “Members” means WPSC and SCL, collectively, and their permitted successor and assigns.
     “Member Loan” has the meaning set forth in Section 3.14(a).
     “Member Representatives” has the meaning set forth in Section 13.1.
     “Membership Interest” means the limited liability company interest of a Member in the Company at any particular time as contemplated by Section 18-101(8) of the Act, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, including the rights of such Member to capital accounts and to receive tax, operating and liquidating distributions from the Company, together with the obligations of such Member to comply with all applicable terms and provision of this Agreement and the Act. A “Membership Interest” shall consist solely of a Non-Voting Capital Stock Interest and a Voting Capital Stock Interest.
     “Negotiation Notice” has the meaning set forth in Section 13.2(a).
     “Non-Defaulting Member” has the meaning set forth in Section 3.10(b).
     “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.
     “Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.
     “Non-Voting Capital Stock Interest” means the entire Membership Interest of a Member other than the Voting Capital Stock Interest of such Member. A Non-Voting Capital Stock Interest shall not give a Member the power to vote in the election of Managers or in any other matter whatsoever. A Non-Voting Capital Stock Interest expressed as a percentage means such Non-Voting Capital Stock Interest as a percentage of all Non-Voting Capital Stock Interests. For convenience of reference to a percentage of total Non-Voting Capital Stock Interests, each percentage of a Non-Voting Capital Stock Interest (or any fraction thereof) shall also constitute and be deemed to be the equivalent of one Share of Non-Voting Capital Stock Interest (or equivalent fraction thereof). There shall only be, and there shall always be, 100 Shares of Non-Voting Capital Stock Interest outstanding (or fractional interests thereof).
     “Non-Recurring Maintenance Expenditure Budget” has the meaning set forth in Section 7.6.
     “Officers” has the meaning set forth in Section 6.11(a).
     “Operating Agreement” has the meaning set forth in Section 2.1(a)(v).
     “Operating Budget” has the meaning set forth in Section 7.4.
     “Order” means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
     “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.
     “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.
     “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.
     “Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.
     “person” means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.
     “Pledging Member” has the meaning set forth in Section 8.7.
     “President” has the meaning set forth in Section 6.11(b).
     “Profits” and “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with IRC Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

          i. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;
          ii. Any expenditures of the Company described in IRC Section 705(a)(2)(B) or treated as IRC Section 705(a)(2)(b) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;
          iii. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
          iv. Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;
          v. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation;
          vi. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and
          vii. Notwithstanding any other provision of this definition of “Profits” and “Losses,” any items which are specially allocated pursuant to Section 4.2 or Section 4.3 shall not be taken into account in computing Profits or Losses.
The amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.2 and 4.3 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses.”
     “Promissory Notes” has the meaning set forth in Section 2.1(a)(viii).
     “Property” means all real and personal property owned or acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.
     “Real Property” has the meaning set forth in Section 11.5(a).
     “Recipient” has the meaning set forth in Section 12.2.
     “Refurbishment Plan” has the meaning set forth in Section 7.5.

     “Regulations” means the regulations promulgated under the IRC.
     “Regulatory Allegations” has the meaning set forth in Section 4.3.
     “Settlement Meetings” has the meaning set forth in Section 13.2(b).
     “SNA Group” has the meaning set forth in Section 2.8.
     “SCL Coke Supply Agreement” has the meaning set forth in Section 2.1(a)(vii).
     “SCL Committed Capital Contributions” has the meaning set forth in Section 3.5.
     “SCL Security Agreement” has the meaning set forth in Section 2.1(a)(xii).
     “Supermajority Approvals” has the meaning set forth in Section 6.7.
     “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Matters Partner” has the meaning set forth in Section 7.10(a).
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Voting Capital Stock Interest” means that part of a Membership Interest, and only that part of a Membership Interest, of a Member that gives such Member the power to vote in the election of the Managers or as otherwise required by the Act. A Voting Capital Stock Interest expressed as a percentage means such Voting Capital Stock Interest as a percentage of all Voting Capital Stock Interests. For convenience of reference to a percentage of total Voting Capital Stock Interests, each percentage of a Voting Capital Stock Interest (or any fraction thereof) shall also constitute and be deemed to be the equivalent of one Share of Voting Capital Stock Interest (or equivalent fraction thereof). There shall only be, and there shall always be, 100 Shares of Voting Capital Stock Interest outstanding (or fractional interests thereof).
     “Working Capital” has the meaning in Section 3.7(a).
     “Working Capital Loans” has the meaning in Section 3.7(a).
     “WPSC Coke Supply Agreement” has the meaning set forth in Section 2.1(a)(vi).

     “WPSC Committed Capital Contributions” has the meaning set forth in Section 3.4.
     “WPSC Security Agreement” has the meaning set forth in Section 2.1(a)(xi).
          14.2 Construction. As used in this Agreement, unless a clear contrary intention applies: (a) references to “Article” or “Section” are to an article or section of this Agreement, and references to “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (b) references to the singular number include the plural number, and vice versa, and reference to any gender includes each other gender; (c) all “Exhibits” and “Schedules” referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (d) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (e) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (f) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; and (g) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto.
ARTICLE XV
Miscellaneous
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER MEMBER OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS OR AFFILIATES BE LIABLE TO THE OTHER MEMBER OR THE COMPANY FOR ANY CONSEQUENTIAL DAMAGES OF ANY TYPE IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, EVEN IF SUCH MEMBER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. “CONSEQUENTIAL DAMAGES” SHALL MEAN INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION LOSS OF FUTURE PROFITS, REVENUE OR INCOME, BUSINESS INTERRUPTION, AND LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), AND PUNITIVE DAMAGES.
          15.1 Governing Law. This Agreement will be governed by the laws of the State of Delaware, U.S.A., without regard to conflicts of laws principles.
          15.2 Nature of Relationship; Agency. Each Member is and for all purposes shall be deemed to be an independent contractor with respect to the performance of its obligations and duties under this Agreement. Neither Member shall have the authority to assume or create obligations on behalf of the other Member, and neither Member shall take any action that has the effect of creating the appearance of its having such authority. This Agreement shall not be deemed to constitute either Member to be the agent of the other Member. This Agreement shall not create, nor shall it be interpreted as creating, a partnership between the Members.

          15.3 Due Notice. Any notice of a meeting or for any other purpose required to be given to a Member or the Company under this Agreement shall be given by Due Notice. “Due Notice” means delivery of written notice by overnight delivery to the specified officers of WPSC, to the specified officers of SCL, and to the President and Vice President of the Company. The initial specified officers of WPSC and SCL are identified below. Changes to specified officers shall be by Due Notice. Notice will be effective after actual delivery of such notice by overnight delivery. Notice shall be accompanied by facsimile, email and telephone (which shall not themselves constitute notice). Due Notice shall be sent to the following addresses:
If to WPSC, addressed to:
Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling, West Virginia 26003
Attention: Corporate Secretary
Facsimile No.: (304) 234-2555
With a required copy to (which shall not constitute Due Notice):
Kirkpatrick & Lockhart Nicholson Graham LLP
535 Smithfield Street
Pittsburgh, Pennsylvania 15222-2312
Attention: David L. Forney, Esq.
Facsimile: (412) 355-6501
If to SCL, addressed to:
SNA Carbon, LLC
3001 Miller Road
P.O. Box 1699
Dearborn, Michigan 48121
Attention: Corporate Secretary
Facsimile: (313) 845-0199
With a required copy to (which shall not constitute Due Notice):
Clark Hill PLC
500 Woodward Avenue
Suite 3500
Detroit, Michigan 48226-3435
Attention: Blair B. Hysni, Esq.
Facsimile: (313) 965-8252
If to the Company, addressed to:
Wheeling-Pittsburgh Steel Corporation
1134 Market Street
Wheeling, West Virginia 26003

Attention: Corporate Secretary
Facsimile No.: (304) 234-2555
SNA Carbon, LLC
3001 Miller Road
P.O. Box 1699
Dearborn, Michigan 48121
Attention: Corporate Secretary
Facsimile: (313) 845-0199
With required copies to both (which shall not constitute Due Notice):
Kirkpatrick & Lockhart Nicholson Graham LLP
535 Smithfield Street
Pittsburgh, Pennsylvania 15222-2312
Attention: David L. Forney, Esq.
Facsimile: (412) 355-6501
Clark Hill PLC
500 Woodward Avenue
Suite 3500
Detroit, Michigan 48226-3435
Attention: Blair B. Hysni, Esq.
Facsimile: (313) 965-8252
Due Notice shall also be sent to any additional representative requested by a Member or the Company in writing from time to time, but failure to give notice to such additional representatives shall not be a failure of Due Notice.
          15.4 Force Majeure. In addition to any other limitation on liability specified in this Agreement, the Company shall not be liable for damages, nor be deemed to be in default of its obligations hereunder, by reason of acts of God, nature or the public enemy, terrorism, nuclear disaster, accidents, explosions, fire, flood, river freeze-ups, failure or availability of river locks, drought, perils of the sea, strikes, lockouts, labor disputes, riots, sabotage, embargo, war (whether or not declared and whether or not the United States is a participant), civil insurrection, acts of violence, acts of government, federal, state or municipal legal restriction or limitation or compliance therewith, failure or delay of transportation (including railway car and barge shortages), new or amended Legal Requirements, contract disputes, failure of plants or facilities, failure of equipment (including emergency outages of equipment or facilities or to make repairs to avoid breakdowns thereof or damage thereto), failures of suppliers, shortage of, or inability to obtain at a reasonable cost, raw materials (including coal of the type required to produce coke), supplies, equipment, fuel, power, labor, or other operational necessities, interruption or curtailment of power supply, or any other circumstance of a similar or different nature beyond its reasonable control.
          15.5 Further Assurances. Each Member will (a) furnish upon request to the other Member such further information, (b) execute and deliver to the other Member such other documents, and (c) do such other acts and things, all as the other Member may reasonably request for the purpose of carrying out the intentions of this Agreement.
          15.6 Waiver. Neither the failure nor any delay by any person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the extent permitted by Legal Requirements: (a) no claim or right arising out of this Agreement can be discharged by one person, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties thereto; (b) no waiver that may be given by a person will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one person will be deemed to be a waiver of any obligation of such person or of the right of the person giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          15.7 Entire Agreement. This Agreement supersedes all prior agreements between the Members with respect to their subject matter and constitute a complete and exclusive statement of the terms of the agreement between the Members with respect to their subject matter. Terms included in this Agreement may not be contradicted by evidence of any prior or contemporaneous oral or written agreement.
          15.8 Consideration. The Members acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals to this Agreement are hereby incorporated into this Agreement by this reference and made a part hereof.
          15.9 Modification. This Agreement may not be amended except by a written agreement executed by all Members. A course of conduct between the Members shall not constitute an amendment or waiver of any provision of this Agreement.
          15.10 Assignment; Successors. Except as expressly provided in this Agreement (including Article VIII), neither Member may assign any of its rights under this Agreement without the prior consent of the other Member. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Members. This Section does not modify Article VIII in any respect.
          15.11 No Third Party Rights. Except as expressly set forth in Section 11.5 (and subject to the limitations therein), (a) nothing expressed or referred to in this Agreement will be construed to give any person other than the Members and the Company any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, (b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Members and their successors and assigns.
          15.12 Severability. If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
          15.13 Currency. All dollar and currency references in this Agreement are to U.S. dollars and currency.
          15.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          15.15 Survival. Upon dissolution of the Company or other termination of this Agreement, this Agreement shall terminate without any liability on the part of either Party (other than liability arising prior to the dissolution of the Company or termination of this Agreement and liability arising from a breach of this Agreement), except that the provisions of Section 3.15 (Member Liability), Section 15.1 (Governing Law), Section 15.3 (Due Notice), Section 15.12 (Severability), Article IX (Dissolution and Winding Up), Article X (Representations and Warranties), Article XI (Indemnification; Exculpation), Article XII (Confidentiality), Article XIII (Dispute Resolution) and Article XIV (Definitions; Construction) shall survive, and all agreements executed pursuant to this Agreement shall survive in accordance with their respective terms.

          IN WITNESS WHEREOF, and intending to be legally bound hereby, the Members have caused this Agreement to be executed by their duly authorized representatives on the date described below.

WHEELING-PITTSBURGH STEEL CORPORATION		SNA CARBON, LLC

By:	/s/ James E. Muldoon	By:	/s/ William E. Hornberger

Name: James E. Muldoon		Name: William E. Hornberger
Title: Vice President, Business Development		Title: EVP
Date: 9/29/09		Date: 9/29/09

EXHIBITS

EXHIBIT A	Contribution Agreement
EXHIBIT B	Easement Agreement
EXHIBIT C	Gas and Steam Supply Agreement
EXHIBIT D	Management Agreement
EXHIBIT E	Operating Agreement
EXHIBIT F	WPSC Coke Supply Agreement
EXHIBIT G	SCL Coke Supply Agreement
EXHIBIT H	Promissory Notes
EXHIBIT I	Guaranty Agreement
EXHIBIT J	Temporary Supply Agreement
EXHIBIT K	WPSC Security Agreement
EXHIBIT L	SCL Security Agreement
EXHIBIT M	Intercreditor Agreement
EXHIBIT N	Deposit Account Control Agreement
EXHIBIT O	Governing Operating Guidelines
EXHIBIT P	Refurbishment Plan
EXHIBIT Q	SNA’s Financial Statements
EXHIBIT R	SCL’s Ownership Structure
SCHEDULES

SCHEDULE 2.9	Insurance
SCHEDULE 3.3	Potential Distribution Allocation
SCHEDULE 3.4	WSPC and SCL Committed Capital Contributions
SCHEDULE 3.10(h)	Dilution Examples
SCHEDULE 7.4	Operating Budget
SCHEDULE 11.5(b)(i)	Production Levels
SCHEDULE 11.5(b)(ii)	Criteria Pollutants Emissions Limit
SCHEDULE 11.5(i)(i)	Fines/Stipulated Penalties
[Exhibits and Schedules have been omitted and will be furnished upon request.]